UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
Expedia Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 30, 2018
Dear Stockholder:
It is my pleasure to inform you that the 2018 Annual Meeting of Stockholders of Expedia Group, Inc. will again be a completely virtual meeting, conducted solely online on Wednesday, June 20, 2018, beginning at 8:00 a.m. Pacific Time. You will be able to attend the virtual Annual Meeting by logging in at EXPE.onlineshareholdermeeting.com.
The attached Proxy Statement provides information on how to participate in the 2018 virtual Annual Meeting, how to vote your shares, and explains the matters to be voted upon in detail.
Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting online, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you participate in the virtual Annual Meeting, you may also vote your shares online at that time if you wish, even if you have previously submitted your vote (other than shares held through the Company’s 401(k) plan, which must be voted prior to the meeting).

Sincerely,

Mark D. Okerstrom President and Chief Executive Officer 333 108th Avenue N.E. Bellevue, Washington 98004

STOT

EXPEDIA GROUP, INC.
333 108th Avenue N.E.
Bellevue, Washington 98004

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

The 2018 Annual Meeting of Stockholders of Expedia Group, Inc., a Delaware corporation, will be held online on Wednesday, June 20, 2018, at 8:00 a.m. Pacific Time. There will be no physical location for stockholders to attend. Stockholders may only participate by logging in at EXPE.onlineshareholdermeeting.com. To participate in the Annual Meeting, you will need your unique control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.
Items of business at the Annual Meeting will be:

1.
To elect the fifteen directors named in this proxy statement, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors);

2.	To ratify the appointment of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for 2018; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Voting. Only holders of record of outstanding shares of Expedia Group capital stock at the close of business on April 23, 2018 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Whether or not you plan to attend the Annual Meeting virtually, please consider voting prior to the meeting at www.Proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the proxy card. Returning the proxy card does not deprive you of your right to attend and to vote your shares during the virtual Annual Meeting.
Proxy Materials. We are furnishing proxy materials to our stockholders primarily via the internet instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about May 8, 2018, we will send a Notice of Internet Availability of Proxy Materials to the holders of record and beneficial owners of our capital stock as of the close of business on the record date and also provide access to our proxy materials over the internet.

By order of the Board of Directors,

Robert J. Dzielak Chief Legal Officer and Secretary
April 30, 2018

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on June 20, 2018
This Proxy Statement and the 2017 Annual Report are available at:
www.Proxyvote.com

i

ii

PROCEDURAL MATTERS

This Proxy Statement is being furnished to holders of common stock and Class B common stock of Expedia Group, Inc., a Delaware corporation, in connection with the solicitation of proxies by Expedia Group’s Board of Directors for use at its 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof.
Expedia Group’s principal offices are located at 333 108th Avenue N.E., Bellevue, Washington 98004. This Proxy Statement is being made available to Expedia Group stockholders on or about May 8, 2018.
Virtual Annual Meeting Information

•
Date and Time. The Annual Meeting will be held "virtually" through an audio webcast on Wednesday, June 20, 2018 at 8:00 a.m., Pacific Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.

•
Access to the Audio Webcast of the Annual Meeting. The audio webcast of the Annual Meeting will begin promptly at 8:00 a.m., Pacific Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.

•
Log in Instructions. To attend the virtual Annual Meeting, log in at EXPE.onlineshareholdermeeting.com. You will need your unique control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.

•
Submitting Questions at the virtual Annual Meeting. Once online access to the Annual Meeting is open, shareholders may submit questions, if any, on EXPE.onlineshareholdermeeting.com. You will need your unique control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

•
Voting Your Shares at the virtual Annual Meeting. Unless you hold your shares in the Company’s 401(k) plan, you may vote your shares at the virtual Annual Meeting even if you have previously submitted your vote. For instructions on how to do so, see the section below titled “Voting Your Shares-Voting at the Virtual Annual Meeting.”

Record Date
The Board of Directors established the close of business on April 23, 2018 as the record date for determining the holders of Expedia Group stock entitled to notice of and to vote at the Annual Meeting. On the record date, 137,347,762 shares of common stock and 12,799,999 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting.
Quorum
Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all previously submitted proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast at the meeting by holders of Expedia Group common stock and Class B common stock constitutes a quorum. Stockholders who participate in the Annual Meeting online at EXPE.onlineshareholdermeeting.com will be considered to be attending the meeting in person for purposes of determining whether a quorum has been met. In the election of the four directors whom the holders of Expedia Group common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of votes of the outstanding common stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Expedia Group stock represented by a properly executed proxy will be treated as present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Abstentions and broker non-votes are therefore counted as present and entitled to vote for purposes of determining a quorum.
Voting Rights
Based on information provided on a Schedule 13D/A filed by Mr. Diller and Liberty Expedia Holdings, Inc. (“Liberty Expedia Holdings”), on March 7, 2018, and on a Form 4 filed by Barry Diller on February 28, 2018, Mr. Diller and Liberty Expedia Holdings together beneficially own approximately 12% of the outstanding shares of common stock (or approximately 20% assuming conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 54% of the combined voting power of the outstanding Expedia Group capital stock as of the record date. Mr. Diller has historically directly controlled a majority voting interest in Expedia Group though an irrevocable proxy over all such shares not directly held by him (the “Diller Proxy”). Mr. Diller temporarily assigned the Diller Proxy to Liberty Expedia Holdings until the earlier of May 4, 2018 and certain termination events, which assignment was subsequently extended until the earlier of May 4, 2019 and certain termination events. While the assignment is in effect, as a result of the governance arrangements at Liberty Expedia Holdings and various agreements among Mr. Diller, Liberty Expedia Holdings and certain other parties, Mr. Diller has the ability to control indirectly the voting of the Expedia Group shares held by Liberty Expedia Holdings and its subsidiaries on the election of Expedia Group directors. For further information on the Company’s relationship with Mr. Diller, see the section below titled “Certain Relationships and Related Person Transactions- Relationships Involving Significant Stockholders, Named Executive Officers and Directors-Relationships Involving Mr. Diller”. For further information on the Company’s relationship with Liberty Expedia Holdings, see the section below titled “Certain Relationships and Related Person Transactions- Relationships Involving Significant Stockholders, Named Executive Officers and Directors-Relationships Involving Liberty Expedia Holdings.”
Solicitation of Proxies
Expedia Group will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of the Company, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Expedia Group will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Expedia Group capital stock and to request authority for the exercise of proxies. In such cases, Expedia Group, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.
Voting Your Shares
Voting by Proxy Without Attending the Virtual Annual Meeting
You may direct how your shares are voted by proxy, without attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder: your shares are represented by certificates or book entries in your name on the records of the Company’s stock transfer agent;

•	401(k) plan participant: your shares are held in the Company’s 401(k) plan for employees; or

•	Beneficial stockholder: you hold your shares “in street name” through a broker, trust, bank or other nominee.
You may vote your shares by proxy in any of the following three ways:

•
Using the Internet. Registered stockholders and 401(k) plan participants may vote using the internet by going to www.Proxyvote.com and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee. Online proxy voting via the internet is available 24 hours a day and will close 11:59 p.m., Eastern Time, on June 19, 2018.

•
By Telephone. Registered stockholders and 401(k) plan participants may vote, from within the United States, using any touch-tone telephone by calling 1-800-690-6903 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee. Telephone proxy voting is available 24 hours a day and will close 11:59 p.m., Eastern Time, on June 19, 2018.

•
By Mail. Registered stockholders and 401(k) plan participants may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If you are a stockholder of record and submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each of the proposals described in this Proxy Statement.
Expedia Group is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder (Delaware General Corporation Law section 212(c)). The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.
For information on how to vote during the Annual Meeting, see the section above titled “Virtual Annual Meeting Information - Submitting Questions and Voting During the Annual Meeting.”
Voting at the Virtual Annual Meeting.
Unless you hold your shares in the Company’s 401(k) plan, you may also vote your shares at the virtual Annual Meeting even if you have previously submitted your vote. To vote at the virtual Annual Meeting, log in at EXPE.onlineshareholdermeeting.com. You will need your unique control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. If you are the beneficial owner of shares held through a broker, or other nominee, please follow the instructions provided by your broker, trustee or nominee.
Because shares held by participants in the Company’s 401(k) plan must be voted by the trustee, these shares may not be voted during the Annual Meeting. You will, however, be able to attend the virtual Annual Meeting and submit questions.
Voting Impact of Abstentions and Broker Non-Votes
Abstentions. Abstentions are treated as shares entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of shares present at the Annual Meeting (the auditor ratification proposal) and have no impact on the vote on any proposal for which the vote standard is based on the votes cast at the meeting (the election of directors).
Broker non-votes. Broker non-votes are not treated as shares entitled to vote and, as a result, have no effect on the outcome of any of the proposals to be voted on by stockholders at the Annual Meeting; provided, however, that brokers have discretionary authority to vote on the auditor ratification proposal. If you hold Expedia Group shares in street name or in the Company’s 401(k) Plan, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for a vote:

•	Non-Discretionary Item. The election of directors is a non-discretionary items and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you.

•
Discretionary Item. The ratification of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for 2018 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

The trustee of the Company's 401(k) plan for employees, Fidelity Management Trust Company, will vote Expedia Group common stock credited to employee accounts in accordance with such employees’ voting instructions. The trustee will vote the 401(k) plan stock for which voting instructions are not received in the same proportion as the shares for which voting instructions are received.
Revocation of Proxies
If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, or

(ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the Annual Meeting, or (iii) attending the virtual Annual Meeting and resubmitting your vote. Registered stockholders may also follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the internet.
Other Business
The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

PROPOSAL 1:     ELECTION OF DIRECTORS

Nominees
At the Annual Meeting, a board of fifteen directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been duly elected and qualified (or, if earlier, any director’s removal or resignation from the Board of Directors). Expedia Group’s amended and restated certificate of incorporation provides that the holders of the Company’s common stock, acting as a single class, are entitled to elect a number of directors equal to 25% percent of the total number of directors, rounded up to the next whole number of directors, which is currently four directors. The Board has designated Ms. Athey and Messrs. Battle, Jacobson and Kern as nominees for the positions on the Board to be elected by the holders of Expedia Group common stock voting as a separate class. Pursuant to an Amended and Restated Governance Agreement among the Company, Liberty Interactive Corporation (now known as Qurate Retail, Inc. and referred to herein as "Liberty Interactive" or "Qurate") and Mr. Diller dated December 20, 2011, which was assigned to Liberty Expedia Holdings on November 4, 2016 (the “Governance Agreement”), Liberty Expedia Holdings has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board and has certain rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Expedia Holdings are satisfied. Liberty Expedia Holdings has designated Mses. Chun and Coe and Mr. Shean as its nominees to the Board. Although management does not anticipate that any of the nominees named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board.
The name and certain background information regarding each nominee, as of April 1, 2018, are set forth below. Except as noted, there are no family relationships among directors or executive officers of Expedia Group. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that he or she should be nominated as a director, each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to Expedia Group and our Board as demonstrated by the nominee’s past service. Several of our director-nominees also have extensive management experience in complex organizations. The Board considered the Nasdaq requirement that the Company’s Audit Committee be composed of at least three independent directors, as well as specific Nasdaq and Securities and Exchange Commission (“SEC”) requirements regarding financial literacy and expertise.

Name	Age	Position With Expedia Group, Inc.
Barry Diller	76	Chairman and Senior Executive
Victor A. Kaufman	74	Director and Vice Chairman
Mark D. Okerstrom	45	Director and Chief Executive Officer
Susan C. Athey	47	Director
A. George “Skip” Battle	74	Director
Courtnee A. Chun	43	Director
Chelsea Clinton	38	Director
Pamela L. Coe	58	Director
Jonathan L. Dolgen	72	Director
Craig A. Jacobson	65	Director
Peter M. Kern	50	Director
Dara Khosrowshahi	48	Director
Scott Rudin	59	Director
Christopher W. Shean	52	Director
Alexander von Furstenberg	48	Director
Barry Diller
Mr. Diller has been the Chairman of the Board and Senior Executive of Expedia Group since the completion of the Company’s spin-off from IAC/InterActiveCorp (“IAC”) on August 9, 2005 (the “IAC/Expedia Group Spin-Off”). Mr. Diller held the positions of Chairman of the Board and Chief Executive Officer of IAC and its predecessors since August 1995 and ceased serving as Chief Executive Officer in November 2010. Mr. Diller has served as Special Advisor to TripAdvisor, Inc., an online travel company, since April 2013 and served as its Chairman of the Board and Senior Executive from December 2011, when it was spun off from the Company (the “TripAdvisor Spin-Off”), until

December 2012, and was a member of its Board until April 2013. Mr. Diller served as the non-executive Chairman of the Board of Ticketmaster Entertainment, Inc. from 2008 to 2010, when it merged with Live Nation, Inc. to form Live Nation Entertainment, Inc. Mr. Diller served as the non-executive Chairman of the Board of Live Nation Entertainment, Inc. from January 2010 to October 2010 and was a member of its Board until January 2011. He also served as Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994 and as the Chairman of the Board and Chief Executive Officer of Fox, Inc. from 1984 to 1992. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller served as a member of the Board of Directors of Graham Holdings Company (formerly The Washington Post Company) from November 2013 through January 2017. Mr. Diller is currently a member of the Board of Directors of the Coca-Cola Company. Mr. Diller is also a member of the The Business Council, and serves on the Dean’s Council of The New York University Tisch School of the Arts, the Board of Councilors for the School of Cinema-Television at the University of Southern California and the Advisory Board for the Peter G. Peterson Foundation.
Board Membership Qualifications: As result of his involvement with Expedia Group both while it was operated within IAC and since the IAC/Expedia Group Spin-Off, Mr. Diller has a great depth of knowledge and experience regarding Expedia Group and its businesses. Mr. Diller has extensive management experience, broad international exposure and emerging market experience and innovation and technology experience, including through his service as Chief Executive Officer of media and interactive commerce companies, as well as experience as a director serving on other public company boards, including as Chairman. Mr. Diller also effectively controls Expedia Group.
Victor A. Kaufman
Mr. Kaufman has been a director and the Vice Chairman of Expedia Group since completion of the IAC/Expedia Group Spin-Off. Mr. Kaufman has been a director of IAC (and its predecessors) since December 1996 and has served as the Vice Chairman of IAC since October 1999. Mr. Kaufman served as a director of TripAdvisor, Inc. from the completion of the TripAdvisor Spin-Off until February 2013. Mr. Kaufman previously served as Vice Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as a director of Live Nation Entertainment from January 2010 through December 2010. Mr. Kaufman served in the Office of the Chairman of IAC from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as the Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in those capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from those positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.
Board Membership Qualifications: Mr. Kaufman has unique knowledge of and experience with Expedia Group and its businesses gained through his involvement with Expedia Group both while it was operated within IAC and since the IAC/Expedia Group Spin-Off. Mr. Kaufman also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions, as well as experience as a director serving on other public company boards.
Mark D. Okerstrom
Mr. Okerstrom has been a director and President and Chief Executive Officer of Expedia Group since August 2017, having previously served as its Executive Vice President of Operations and Chief Financial Officer from October 2014 to August 2017, as its Chief Financial Officer and Executive Vice President from September 2011 to October 2014, as Secretary from October 2011 until April 2012 and as its Senior Vice President of Corporate Development from February 2009 to September 2011. Having joined the Company in October 2006, Mr. Okerstrom had also served as Vice President, Corporate Development until February 2009 and as Senior Director, Corporate Development until February 2008. Prior to joining the Company, Mr. Okerstrom was a consultant with Bain & Company in Boston and San Francisco, and worked with UBS Investment Bank in London. Prior to that, Mr. Okerstrom practiced as an attorney with the global law firm of Freshfields Bruckhaus Deringer in London. Mr. Okerstrom holds an M.B.A. from Harvard Business School and a law degree from the University of British Columbia. Mr. Okerstrom is currently a member of the Supervisory Board of trivago, N.V.

Board Membership Qualifications: Mr. Okerstrom possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as Chief Executive Officer and his in-depth experience with and knowledge of the online travel industry gained through his service with the Company since 2006. As Expedia Group’s former Chief Financial Officer and Executive Vice President of Operations, Mr. Okerstrom also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.
Susan C. Athey
Professor Athey has been a director of Expedia Group since December 2015. Professor Athey is the Economics of Technology Professor at Stanford Graduate School of Business. Her research and teaching cover the economics of the internet and digital marketplaces, marketplace design, auctions, platform businesses, online advertising, the news media, financial technology, big data, and statistical methods for causal inference. She previously taught at the economics departments at MIT, Stanford and Harvard. In 2007, Professor Athey received the John Bates Clark Medal, awarded by the American Economic Association to “that American economist under the age of forty who is adjudged to have made the most significant contribution to economic thought and knowledge.” She was elected to the National Academy of Science in 2012 and to the American Academy of Arts and Sciences in 2008. She serves on the Board of Directors of Ripple, a financial services technology startup, and serves as advisor to early stage venture capital fund X/Seed Capital and financial technology venture capital fund NYCA Partners. Professor Athey has also been a director of LendingClub Corporation since March 2018. She received her bachelor’s degree from Duke University in economics, computer science, and mathematics and her Ph.D. in economics from Stanford. She holds an honorary doctorate from Duke University.
Board Membership Qualifications: Professor Athey brings to our Board significant experience as leading expert in the field of economics of the internet and technology, having advised governments and businesses on marketplace design, platform strategy, big data, and financial technology, which are directly relevant to Expedia Group’s businesses. Professor Athey’s unique perspectives assist the board in developing strategies for Expedia Group.
A. George “Skip” Battle
Mr. Battle has been a director of Expedia Group since completion of the IAC/Expedia Group Spin-Off. Mr. Battle previously served as the Executive Chairman of Ask Jeeves, Inc. from January 2004 through July 2005 and as its Chief Executive Officer from December 2000 until January 2004. Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies. Prior thereto, Mr. Battle served with Andersen Consulting in various roles, including Worldwide Managing Partner, Market Development, until his retirement from Andersen Consulting in 1995. Mr. Battle is currently Chairman of the Compensation Committee of Fair Isaac Corporation, a position he has held since 2002. He is also a director of Netflix, Inc., Workday, Inc. and one nonprofit organization. Mr. Battle also served as a director of PeopleSoft, Inc. from 1995 until its acquisition by Oracle Corp. in 2004, Barra, Inc. from 1996 until 2004, Advent Software, Inc. from 2006 to May 2011, the Masters Select family of funds (all registered investment companies) from August 1996 until December 2012, Sungevity, Inc. from February 2010 until January 2013, LinkedIn Corporation from December 2010 until December 2016 and OpenTable, Inc. from January 2006 until July 2014. Mr. Battle holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.
Board Membership Qualifications: Mr. Battle has extensive financial, strategic, operational, and corporate governance experience, acquired through his more than thirty years as a business consultant as well as his prior service as a chief executive officer. Mr. Battle also has experience as a director serving on other public company boards.
Courtnee A. Chun
Ms. Chun has been a director of Expedia Group since December 2017.  Ms. Chun has served as Senior Vice President of Investor Relations for Qurate and Liberty Media Corporation (“Liberty Media”), and has served as a director of HSN, Inc. from May 2013 to December 2017.  Prior to joining Liberty Media in 2008, Ms. Chun held executive level positions at Level 3 and New Global Telecom, Inc. (“New Global”), where she served as Chief Financial Officer.  Prior to New Global, Ms. Chun gained extensive transaction experience in mergers and acquisitions and the financial markets at FirstWorld Communications and at J.P. Morgan.  Ms. Chun currently serves on the board of advisors for ACE Scholarships Colorado.

Board Membership Qualifications: Ms. Chun was nominated as a director by Liberty Expedia Holdings, which currently has the right to nominate three individuals for election to Expedia Group's Board of Directors pursuant to the Governance Agreement. Ms. Chun has significant business knowledge and experience, including a high level of financial expertise and a background in analyzing investments and strategic transactions.
Chelsea Clinton
Ms. Clinton has been a director of Expedia Group since March 2017. She has served as Vice Chair of the Clinton Foundation since March 2013, where her work emphasizes improving global and domestic health, creating service opportunities and empowering the next generation of leaders. Prior to assuming this role, Ms. Clinton served as a member of the Board of Directors of the Clinton Foundation from September 2011. Ms. Clinton has also served as a member of the Board of Directors of the Clinton Health Access Initiative since September 2011. Ms. Clinton also teaches at the Columbia University Mailman School of Public Health. From March 2010 through May 2013, Ms. Clinton served as an Assistant Vice Provost at New York University, where she focused on interfaith initiatives and the university’s Global Expansion Program. From November 2011 to August 2014, Ms. Clinton also worked as a special correspondent for NBC news. Prior to these efforts, Ms. Clinton worked as an associate at McKinsey & Company, a consulting firm, from August 2003 to October 2006, and as an associate at Avenue Capital Group, an investment firm, from October 2006 to November 2009. Ms. Clinton also currently serves on the Board of Directors of IAC, The School of American Ballet, the Africa Center, Clover Health and the Weill Cornell Medical College and as Co-Chair of the Advisory Board of the Of Many Institute at New York University. She currently serves as an advisor to LiveSafe, Inc. Ms. Clinton holds a B.A. from Stanford, an MPH from Columbia’s Mailman School of Public Health and both an MPhil and a Doctorate in International Relations from Oxford University.
Board Membership Qualifications: Ms. Clinton’s broad public policy experience, keen intellectual acumen and youthful perspective will further enhance the diversity of experience, backgrounds and opinions represented on the Board.
Pamela L. Coe
Ms. Coe has been a director of Expedia Group since November 2012. Ms. Coe is currently Senior Vice President, Deputy General Counsel and Secretary of Qurate, Liberty Media and Liberty Broadband Corporation (“Liberty Broadband”), and has held those positions since January 1, 2016. Prior to January 1, 2016, Ms. Coe was Vice President, Deputy General Counsel and Secretary of those companies. Ms. Coe also held those positions with Liberty TripAdvisor Holdings, Inc. from August 2014 to April 2016. Ms. Coe is currently Senior Vice President, Deputy General Counsel and Secretary of Liberty Expedia Holdings and has served as such from November 2016. Prior to joining Liberty, Ms. Coe served as Senior Counsel at Liberty’s predecessor parent company, Tele-Communications, Inc. (“TCI”). Prior to her tenure at TCI, Ms. Coe was a partner in a major San Francisco-based law firm, specializing in corporate, securities and banking law.
Board Membership Qualifications: Ms. Coe was nominated as a director by Liberty Expedia Holdings, which currently has the right to nominate three individuals for election to Expedia Group’s Board of Directors pursuant to the Governance Agreement. Ms. Coe has significant legal and business knowledge and experience, including experience in corporate governance matters, securities law, and executive compensation and compliance matters.
Jonathan L. Dolgen
Mr. Dolgen has been a director of Expedia Group since completion of the IAC/Expedia Group Spin-Off. From July 2004 until April 2010, Mr. Dolgen was a Senior Advisor to Viacom, Inc., a worldwide entertainment and media company, where he provided advisory services to the chief executive officer on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, which primarily included Paramount Pictures and Paramount Television, Paramount’s regional theme parks, motion picture theaters, and book publishing operations. Mr. Dolgen began his career in the entertainment industry in 1976 and, until joining the Viacom Entertainment Group, served in a variety of executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen has also been a director of Live Nation Entertainment, Inc. since its formation following the merger of Live Nation, Inc. and Ticketmaster in January 2010. Mr. Dolgen is not standing for re-election at Live Nation’s 2018 Annual Meeting of Stockholders. Prior to the merger, Mr. Dolgen was a director of Ticketmaster from August 2008. He is also a member of the Board of Trustees of California Institute of the Arts and a director of the Simon Wiesenthal Center. Mr. Dolgen holds a B.S. from Cornell University and a J.D. from New York University.

Board Membership Qualifications: Mr. Dolgen has extensive high-level executive management experience, including prior service as a chief executive officer. Mr. Dolgen also has experience as a director serving on other public company boards. Mr. Dolgen has significant expertise in both traditional and new media.
Craig A. Jacobson
Mr. Jacobson has been a director of Expedia Group since December 2007. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush, Kaller & Gellman, L.L.P., where he has practiced entertainment law for the past 30 years. Mr. Jacobson is a member of the Board of Directors of Charter Communications, Inc., Tribune Media Company, New Form Digital, Oaktree Specialty Lending Corporation and Oaktree Strategic Income Corporation. Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live Nation, Inc. in January 2010, Aver Media, a privately-held Canadian lending institution, and Eventful Inc., digital media company. Mr. Jacobson is a founder of New Form Digital, a venture with Discovery Communications, focusing on short form digital content. Mr. Jacobson also founded Whisper Advisors, a boutique investment banking/advisory company.
Board Membership Qualifications: Mr. Jacobson has extensive legal and business knowledge and experience in corporate governance matters. Mr. Jacobson also has significant financial knowledge gained during his thirty years practicing law as well as his service as a director serving on public and private company boards.
Peter M. Kern
Mr. Kern has been a director of Expedia Group since completion of the IAC/Expedia Group Spin-Off. Mr. Kern is a Managing Partner of InterMedia Partners VII, LP, a private equity firm. Prior to joining InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC. Prior to Alpine Capital, Mr. Kern founded Gemini Associates in 1996 and served as President from its inception through its merger with Alpine Capital in 2001. Prior to founding Gemini Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications. Mr. Kern has served on the Board of Directors of Tribune Media Company since October 2016, where he currently also serves as Chief Executive Officer, as Chairman of the Board of Directors of Hemisphere Media Group, Inc., a publicly-traded Spanish-language media company, since April 2013, and since 2016, as a member of Supervisory Board of trivago, N.V., a majority-owned subsidiary of Expedia Group. Mr. Kern also serves on the boards of several of private companies. Mr. Kern holds a B.S. degree from the Wharton School at the University of Pennsylvania.
Board Membership Qualifications: Through his extensive background in private equity and as a director of several private companies, as well as prior experience in senior executive positions, Mr. Kern has a high level of financial expertise and background in analyzing investments and strategic transactions.
Dara Khosrowshahi
Mr. Khosrowshahi has been a director of Expedia Group since completion of the IAC/Expedia Group Spin-Off. Mr. Khosrowshahi is CEO of Uber Technologies, Inc. Prior to that, he served as president and CEO of Expedia Group from completion of the IAC/Expedia Spin-Off in August 2005 until his resignation in August 2017. Mr. Khosrowshahi served as the Chief Executive Officer of IAC Travel, a division of IAC, from January 2005 to the IAC/Expedia Group Spin-Off date. Prior to his tenure as Chief Executive Officer of IAC Travel, Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002 to January 2005. Mr. Khosrowshahi served as IAC’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002 and as President, USA Networks Interactive, a division of IAC, from 1999 to 2000. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning and was promoted to Senior Vice President in 1999. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi served as director of TripAdvisor, Inc. from the TripAdvisor Spin-Off until February 2013, The New York Times Company from May 2015 to September 2017 and as a member of the Supervisory Board of trivago, N.V., a majority-owned subsidiary of Expedia Group, from December 2016 until September 2017.
Board Membership Qualifications: Mr. Khosrowshahi possesses in-depth experience with and knowledge of the online travel industry gained through his prior service as Chief Executive Officer of IAC Travel, as Chief Executive Officer of Expedia Group and as a director of TripAdvisor, Inc. and trivago, N.V. Mr. Khosrowshahi also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Scott Rudin
Mr. Rudin has been a director of Expedia Group since June 2016. Mr. Rudin is an award-winning film and theatre producer. Mr. Rudin began his career in the entertainment industry in the 1970s, and since then has served in a variety of roles, including as founder and principal of Scott Rudin Productions and as a senior executive at Twentieth Century Fox. While at Twentieth Century Fox and subsequently during a 15-year partnership with Paramount Pictures and a collaboration with Walt Disney Studios under its Walt Disney Pictures and Miramax Films labels, Mr. Rudin produced a large number of critically acclaimed and commercially successful films. In addition, over the course of the past decade Mr. Rudin has produced numerous award-winning theatrical productions. In 2011, Mr. Rudin was awarded the David O. Selznick Achievement Award in Motion Pictures which recognizes an individual’s outstanding body of work in the field of motion picture production, and in 2012 he became one of the few individuals to have won an Emmy, Grammy, Oscar and Tony award, and the first producer to do so.
Board Membership Qualifications: Mr. Rudin’s extensive experience in the media and entertainment industry, as well as his business and marketing expertise, brings a unique perspective to the Board.
Christopher W. Shean
Mr. Shean has been a director of Expedia Group since December 2015. He has served as the Chief Executive Officer and President of Liberty Expedia Holdings since March 2016 and as a director since November 2016. He has also served as a Senior Advisor of Qurate, Liberty Media and Liberty Broadband since October 2016. Mr. Shean served as the Chief Financial Officer of Liberty Media (including its predecessor) from November 2011 to October 2016, Liberty Interactive from November 2011 to October 2016 and Liberty Broadband from June 2014 to October 2016. He has held a number of executive positions with Liberty Media since May 2007 and with Liberty Interactive since October 2000. Mr. Shean also served as a Senior Vice President of Liberty Broadband from June 2014 to December 2015. In addition, Mr. Shean served as Senior Vice President and Chief Financial Officer of Liberty TripAdvisor Holdings, Inc. from July 2013 to January 2016. Mr. Shean has served as a director of FTD Companies, Inc. since December 2014 and as the interim President and Chief Executive Officer from November 2016 to February 2017. He served as a director of TripAdvisor, Inc. from February 2013 to December 2015. Mr. Shean is a graduate of Virginia Polytechnic Institute and State University, where he serves on the Department of Accounting and Information Systems advisory board and on the Pamplin College of Business Advisory Council.

Board Membership Qualifications: Mr. Shean was nominated as a director by Liberty Expedia Holdings, which currently has the right to nominate three individuals for election to Expedia Group’s Board of Directors pursuant to the Governance Agreement. Mr. Shean has significant financial and operational experience gained through his service as chief financial officer and other executive-level positions at Liberty Interactive, Liberty Media and Liberty Broadband and as a partner of KPMG LLP, as well as experience as a director serving on other public company boards. As a result of his extensive business and financial experience, Mr. Shean is able to provide valuable business, financial and risk management advice. He also possesses a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.
Alexander von Furstenberg
Mr. von Furstenberg has been a director of Expedia Group since December 2015. Mr. von Furstenberg currently serves as Chief Investment Officer of Ranger Global Advisors, LLC, a family office focused on value-based investing (“Ranger”), which he founded in June 2011. Prior to founding Ranger, Mr. von Furstenberg founded Arrow Capital Management, LLC, a private investment firm focused on global public equities, where he served as Co-Managing Member and Chief Investment Officer since 2003. Mr. von Furstenberg has served as a member of the Board of Directors of IAC since 2008, Liberty Expedia Holdings since November 2016, La Scogliera, an Italian financial holding company, since December 2016 and served as a member of the board of directors of W.P. Stewart & Co. Ltd., a Bermuda based asset management firm, until the company was acquired in December 2013. Since 2001, he has acted as Chief Investment Officer of Arrow Investments, Inc., the private investment office that serves his family. Mr. von Furstenberg also serves as a partner and Co-Chairman of the Board of Diane von Furstenberg Studio, LLC. In addition to the philanthropic work accomplished through his position as a director of The Diller-von Furstenberg Family Foundation, Mr. von Furstenberg also serves on the board of directors of Friends of the High Line.
Board Membership Qualifications: Mr. von Furstenberg has private investment and board experience, which the Board believes give him particular insight into capital markets and investment strategy, as well as a high level of financial literacy. Mr. von Furstenberg is Mr. Diller’s stepson.

Board of Directors
Controlled Company Status. Expedia Group is subject to the Nasdaq Stock Market Listing Rules. These rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, such as Expedia Group, from certain requirements.
Based on information provided on a Schedule 13D/A filed by Mr. Diller and Liberty Expedia Holdings on March 7, 2018, and on a Form 4 filed by Barry Diller on February 28, 2018, Mr. Diller and Liberty Expedia Holdings together beneficially own approximately 12% of the outstanding shares of common stock (or approximately 20% assuming conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 54% of the combined voting power of the outstanding Expedia Group capital stock as of the record date. On this basis, Expedia Group is relying on the exemption for controlled companies from certain NASDAQ requirements, including, among others, the requirement that a majority of the Board of Directors be composed of independent directors, the requirement that the Compensation Committee be composed solely of independent directors and certain requirements relating to the nomination of directors. For further information on the Company’s relationship with Mr. Diller, see the section below titled “Certain Relationships and Related Person Transactions— Relationships Involving Significant Stockholders, Named Executive Officers and Directors—Relationships Involving Mr. Diller”. For further information on the Company’s relationship with Liberty Expedia Holdings, see the section below titled “Certain Relationships and Related Person Transactions— Relationships Involving Significant Stockholders, Named Executive Officers and Directors—Relationships Involving Liberty Expedia Holdings.”
Director Independence. The Board of Directors has determined that each of Mses. Athey and Clinton, and Messrs. Battle, Dolgen, Jacobson, Kern and Rudin is an “independent director” as defined by the NASDAQ listing rules. In making its independence determinations, the Board considered the applicable legal standards and any relevant transactions, relationships or arrangements, including consulting services provided by Ms. Athey to the Company for which she did not receive additional compensation, Ms. Clinton’s service as a member of IAC’s board of directors, legal services provided to a subsidiary of IAC by the law firm in which Mr. Jacobson is a partner, Mr. Kern's membership of the Supervisory Board of trivago N.V., a majority-owned subsidiary of the Company, and Mr. Rudin’s business arrangements with Mr. Diller and subsidiaries of IAC, as well as his service as vice chair of a non-profit organization for which Mr. Diller is the chairman.
The Board. The Board of Directors met six times in 2017. For 2017, each then-serving director attended more than 75% of the meetings of the Board, and each then-serving director, other than Mr. Kaufman, attended more than 75% of the meetings of the Board committees on which they served. The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. Directors are encouraged, but not required to attend annual meetings of Expedia Group stockholders. All of the then-serving fourteen members of the Board of Directors attended the 2017 Annual Meeting of Stockholders.
Board Leadership Structure. Mr. Diller serves as the Chairman and Senior Executive of the Company, and Mr. Okerstrom serves as Chief Executive Officer of the Company. The roles of Chief Executive Officer and Chairman of the Board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or appoints a Chief Executive Officer, based on the relevant facts and circumstances applicable at such time. Independent members of the Board chair our Audit, Compensation and Section 16 Committees. Expedia Group has had the current leadership structure since the completion of its spin-off from IAC in 2005.
Board’s Role in Risk Oversight. As part of its general oversight duties, the Board of Directors oversees the Company’s risk management. The Chief Executive Officer, Chief Financial Officer and Treasurer and Chief Legal Officer attend quarterly Board meetings and discuss operational risks with the Board. Management also provides quarterly reports and presentations on strategic risks to the Board. Between quarterly meetings, the Chief Financial Officer and Treasurer and Chief Legal Officer meet regularly with the Executive Committee, and the members are informed of any immediate risks at such meetings.
In addition, the Audit Committee is responsible for discussing with management the Company’s major financial risks and the steps management has taken to monitor and control such risks, including the Company’s risk assessment and risk management policies. The Audit Committee also has oversight responsibility for the Company’s foreign exchange risk management policy and investment management policy. In fulfilling its responsibilities, the Audit Committee receives regular reports from the Chief Financial Officer and Treasurer, Chief Legal Officer, Vice President of Internal Audit, President of eCommerce Platform (having responsibility for technology infrastructure and security) and Chief Accounting Officer. The Vice President of Internal Audit reports directly to the Audit Committee and provides quarterly (or more frequent) reports on the results of internal audits and investigations. The Chairman of the Audit Committee makes regular reports to the Board.

Board Committees
The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Section 16 Committee and the Executive Committee. The Audit, Compensation and Section 16 Committees operate under written charters adopted by the Board of Directors. These charters are available on the “Corporate Governance” page of the “Investors” section of the Company’s corporate website at www.expediagroup.com.
The following table sets forth the members of each Committee and the number of meetings held by, and times that each such Committee took action by unanimous written consent, during 2017. Other than the appointment of Mr. Okerstrom to the Executive Committee to replace Mr. Khosrowshahi, there were no changes to the membership of any committees during all of 2017.

Name	Audit Committee	Compensation Committee	Section 16 Committee	Executive Committee
Barry Diller	—	—	—	X
Victor A. Kaufman	—	—	—	X
Mark D. Okerstrom	—	—	—	X
Susan C. Athey(1)	—	—	—	—
A. George “Skip” Battle(1)	X (Chairman)	—	—	—
Courtnee A. Chun(2)	—	—	—	—
Chelsea Clinton(1)	—	—	—	—
Pamela L. Coe	—	X	—	—
Jonathan L. Dolgen(1)	—	X (Co-Chair)	X (Co-Chair)	—
Craig A. Jacobson(1)	X	X	X	—
Peter M. Kern(1)	X	X (Co-Chair)	X (Co-Chair)	—
Dara Khosrowshahi	—	—	—	—
John Malone(3)	—	—	—	—
Scott Rudin(1)	—	—	—	—
Christopher W. Shean	—	—	—	—
Alexander von Furstenberg	—	—	—	—
Number of Meetings	8	7	7	6
Number of Unanimous Written Consents	0	1	1	2

(1)	Independent director.

(2)	Elected to the Board on December 5, 2017.

(3)	Resigned from the Board, effective December 5, 2017.
Audit Committee. Each current Audit Committee member satisfies the independence requirements for Audit Committee members under the current standards imposed by the rules of the SEC and Nasdaq. The Board has determined that each of Messrs. Battle and Kern is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which the Audit Committee is granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. The Audit Committee is appointed by the Board to assist the Board with a variety of matters discussed in detail in the charter, including monitoring: (i) the integrity of the Company’s financial reporting process, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of Company’s internal audit function and the independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements.
The formal report of the Audit Committee with respect to the year ended December 31, 2017, is set forth under the heading “Audit Committee Report” below.
Compensation Committee. With the exception of Ms. Coe, each member satisfies the independence requirements for Compensation Committee members under the current standards imposed by the rules of the SEC and Nasdaq. No member of the Compensation Committee is an employee of Expedia Group. The Compensation Committee is responsible for (i) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by

Rule 16b-3 under the Exchange Act (see section below titled “Section 16 Committee”). A description of the Company’s processes and procedures for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.”

Section 16 Committee. Each member of the Section 16 Committee is an “independent director” as defined by the Nasdaq listing rules and satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Section 16 Committee is authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Expedia Group’s executive officers.
Compensation Consultant Independence. During 2017, management retained Compensia, Inc., a compensation consulting firm, to conduct a review of Expedia Group’s compensation peer groups, and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for certain executive officer positions and provided Compensia instruction and direction consistent therewith. Compensia also advised with regard to the long-term equity awards granted to Mr. Okerstrom in connection with his promotion to Chief Executive Officer. The Compensation Committee considered various factors bearing upon Compensia’s independence including, but not limited to, the amount of fees received by Compensia from Expedia Group as a percentage of Compensia’s total revenue, Compensia’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Compensia’s independence. After reviewing these and other factors, the Committee determined that Compensia was independent and that its engagement did not present any conflicts of interest.
Compensation Policies and Practices Risk Assessment. Consistent with SEC disclosure requirements, management has assessed compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Executive Committee. The Executive Committee has all the power and authority of the Board of Directors, except those powers specifically reserved to the Board by Delaware law.
Director Nominations
Given the ownership structure of the Company and its status as a “controlled company,” the Board of Directors does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. Pursuant to the Governance Agreement, Liberty Expedia Holdings has the right to nominate a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board so long as certain stock ownership requirements are satisfied. The Board does not have specific requirements for eligibility to serve as a director of Expedia Group, nor does it have a specific policy on diversity. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of Expedia Group, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Expedia Group, including in providing a mix of Board members that represent a diversity of experiences, characteristics, attributes, skills and backgrounds, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board, and whether the candidate is prepared and qualified to represent the best interests of Expedia Group’s stockholders. Given the controlled status of the Company, the Board believes the process described above is appropriate. Liberty Expedia Holdings has nominated Mses. Chun and Coe and Mr. Shean as nominees for 2018. The other nominees to the Board were recommended by the Chairman and then were considered and recommended by the entire Board.
The Board of Directors does not have a formal policy regarding the consideration of director candidates recommended by stockholders, as historically the Company has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Expedia Group, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.
Communications with the Board
Expedia Group stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to Expedia Group, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board

Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board or to the specified director(s).
Compensation of Directors
Expedia Group employees other than Mr. Kaufman do not receive compensation for services as directors. Mr. Kaufman does not receive compensation for his service as an executive of the Company, and instead receives compensation for his Board service. Prior to his resignation, Dr. Malone had agreed to forego compensation for his Board service.
Mr. Kaufman and each non-employee director of Expedia Group who served on the Board during 2017, other than Dr. Malone, was entitled to receive the following compensation:

•	an annual retainer of $45,000, paid in equal quarterly installments;

•
a grant of restricted stock units (“RSUs”) with a value of $250,000 (based on the closing price of Expedia Group’s common stock on the Nasdaq Stock Market on the day prior to the grant), upon such director’s initial election to office or at the time such director first became eligible to receive compensation for service as a director, and annually thereafter on June 1, such RSUs to vest in three equal installments commencing on the first anniversary of the grant date and such RSUs to be entitled to dividends declared and paid on the underlying shares of common stock during the vesting period. In the event of a change in control (as defined in the Expedia Group, Inc. Fourth Amended and Restated 2005 Stock and Annual Incentive Plan (the “Expedia Group 2005 Plan”) and described in the section below titled “Executive Compensation—Potential Payments Upon Termination or Change in Control”), the RSUs shall vest automatically in full;

•	an annual retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committee (including the Chairman); and

•	an additional annual retainer of $10,000 for the Chairman of the Audit Committee and $10,000 for the each of the Co-Chairs of the Compensation Committee.
Members of the Section 16 Committee do not receive additional compensation for service on that committee. Expedia Group reimburses directors for all reasonable expenses incurred to attend Board and committee meetings.
Director Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines for directors to further align the interests of the directors with the interests of the stockholders of the Company. The director stock ownership guidelines apply to all directors except (i) directors who are also subject to the Company’s Executive Stock Ownership Guidelines and (ii) directors nominated by Liberty Expedia Holdings that do not receive compensation from the Company for service on the Board of Directors (“Covered Directors”).
Covered Directors are encouraged to hold a number of shares of Expedia common stock during their tenure equal to three times the annual cash retainer (currently $45,000, with the current holding requirement thereby equal to $135,000). Covered Directors have three years to attain the holding requirement. If the annual cash retainer is increased during a Covered Director’s service, the Covered Director shall have three years from the date of the increase in the annual cash retainer to acquire the additional stock. Based on the closing price of the Company’s common stock on April 2, 2018, each Covered Director held shares of Expedia Group common stock with a value significantly greater than $135,000, except Mr. Rudin, who was elected to the Board in June 2016, Ms. Clinton, who was elected to the Board in March 2017, and Ms. Chun, who was elected to the Board in December 2017.
Non-Employee Director Deferred Compensation Plan
Under Expedia Group’s Non-Employee Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia Group common stock that could have been purchased on the date such fees would otherwise be payable, or (ii) credited to a cash fund. If any dividends are paid on Expedia Group common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of the Company, a director will receive

(1) with respect to share units, such number of shares of Expedia Group common stock as the share units represent, and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election. Mr. von Furstenberg elected to defer his 2017 director fees.

2017 Director Compensation
As employee directors, Messrs. Diller, Khosrowshahi and Okerstrom did not receive compensation for service as directors during 2017. However, following Mr. Khosrowshahi's resignation as President and Chief Executive Officer of the Company, he continued to serve as a non-employee member of the Board of Directors and became eligible to receive standard non-employee director compensation.  Dr. Malone agreed to forego compensation for his Board service during 2017. The following table shows compensation information for directors who received compensation for their Expedia Group Board service during 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Susan C. Athey	45,000	249,890	—	294,890
A. George “Skip” Battle(4)	75,000	249,890	—	324,890
Courtnee A. Chun(5)	3,302	249,981	—	253,283
Chelsea Clinton(6)	35,750	499,786	—	535,536
Pamela L. Coe(7)	60,000	249,890	—	309,890
Jonathan L. Dolgen(8)	70,000	249,890	—	319,890
Craig A. Jacobson(9)	80,000	249,890	—	329,890
Victor A. Kaufman(10)	45,000	249,890	—	294,890
Peter M. Kern(11)	90,000	249,890	—	339,890
Scott Rudin	45,000	249,890	—	294,890
Christopher W. Shean	45,000	249,890	—	294,890
Alexander von Furstenberg(12)	45,000	249,890	—	294,890

(1)	This column reports the amount of cash compensation earned in 2017 for Board and committee service, including amounts deferred at the director’s election.

(2)
Amounts shown reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the directors. Stock awards consist of RSUs valued using the closing price of Expedia common stock on the Nasdaq Stock Market on the first trading day immediately preceding the grant date.

(3)
Each of Messrs. Battle, Dolgen, Jacobson and Kern had 4,013 RSUs outstanding at December 31, 2017. Each of Ms. Athey and Mr. von Furstenberg had 3,907 RSUs outstanding at December 31, 2017. Each of Ms. Coe and Messrs. Shean and Kaufman had 4,803 RSUs outstanding at December 31, 2017. In addition, Mr. Kaufman had 37,500 stock options outstanding at December 31, 2017. Mr. Rudin, Ms. Clinton, and Ms. Chun had 3,293, 3,668, and 2,045 RSUs outstanding, respectively, at December 31, 2017.

(4)	Mr. Battle is the Chairman of the Audit Committee.

(5)	Ms. Chun was elected to the Board on December 5, 2017, replacing Dr. Malone who resigned from the Board effective on the same date.

(6)	Ms. Clinton was elected to the Board in March 2017.

(7)	Ms. Coe is a member of the Compensation Committee.

(8)	Mr. Dolgen is Co-Chairman of each of the Compensation and Section 16 Committees.

(9)	Mr. Jacobson is a member of each of the Audit and the Compensation and Section 16 Committees.

(10)	Mr. Kaufman is a member of the Executive Committee.

(11)	Mr. Kern is a Co-Chairman of each of the Compensation and Section 16 Committees and member of the Audit Committee.

(12)
Mr. von Furstenberg elected to defer his 2015, 2016 and 2017 director fees pursuant to Expedia Group’s Non-Employee Director Deferred Compensation Plan, which is described above. At December 31, 2017, Mr. von Furstenberg held a total of 765.919 share units.

Compensation Committee Interlocks and Insider Participation
The Board of Directors currently has a Compensation Committee consisting of Messrs. Dolgen, Jacobson and Kern and Ms. Coe and a Section 16 Committee consisting of Messrs. Dolgen, Jacobson and Kern. None of Messrs. Dolgen, Jacobson or Kern, or Ms. Coe was an officer or employee of Expedia Group, formerly an officer of Expedia Group, or an executive officer of an entity for which an executive officer of Expedia Group served as a member of the compensation committee or as a director during the one-year period ended December 31, 2017.
Required Vote
At the Annual Meeting, stockholders will be asked to elect fifteen members of the Board of Directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation).
Election of Mses. Chun, Clinton and Coe, and Messrs. Diller, Kaufman, Okerstrom, Dolgen, Khosrowshahi, Rudin, Shean and von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia Group common stock and Class B common stock, present in person or represented by proxy, voting together as a single class. Election of Ms. Athey, and Messrs. Battle, Jacobson and Kern as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia Group common stock, present in person or represented by proxy, voting as a separate class.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was Expedia Group’s independent registered public accounting firm for the year ended December 31, 2017. The Audit Committee of the Board of Directors has also appointed Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for the year ending December 31, 2018.
Selection of Expedia Group’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to Expedia Group stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Expedia Group and its stockholders.
A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
Required Vote
At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for 2018. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia Group common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA GROUP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the public reporting process and establishing and maintaining an effective system of internal control over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to generally accepted accounting principles and applicable rules and regulations, and the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements and related footnotes for the year ended December 31, 2017, together with the results of the assessment of the internal control over financial reporting, with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters that are required to be discussed under Public Company Accounting Oversight Board (PCAOB) standards. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP as required by PCAOB rules, and has discussed with Ernst & Young LLP, their independence from the Company and its management. Finally, the Audit Committee has considered Ernst & Young LLP’s provision of audit and non-audit services to the Company and concluded that the provision of such services is compatible with Ernst & Young LLP’s independence.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
Members of the Audit Committee:
A. George “Skip” Battle (Chairman)
Craig A. Jacobson
Peter M. Kern

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees(1)	$15,469,000	$12,559,000
Audit-Related Fees(2)	1,108,000	107,000
Total Audit and Audit-Related Fees	16,577,000	12,666,000
Tax Fees(3)	97,000	53,000
Other Fees(4)	44,000	38,000
Total Fees	$16,718,000	$12,757,000

(1)
Audit Fees include fees and expenses associated with the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, statutory audits, reviews of the Company’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters. In 2017, Audit Fees include $4,962,000 in fees and expenses paid by trivago N.V., a Nasdaq-listed majority-owned subsidiary of the Company, associated with financial statement audit and review services provided to trivago. In 2016, Audit Fees include $2,423,000 in fees and expenses associated with trivago’s initial public offering in December 2016 that were paid by trivago.

(2)	Audit-Related Fees include fees and expenses for due diligence in connection with acquisitions, and related accounting consultations.

(3)	In 2017, Tax Fees include $3,800 of trivago related fees.

(4)	Other Fees include fees and expenses for professional education offerings to the Company’s employees, as well as access to Ernst & Young LLP’s online research tools.
Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm Fees
The Audit Committee has considered the audit and non-audit services provided by Ernst & Young LLP, as described above, and believes that they are compatible with maintaining Ernst & Young LLP’s independence as the Company’s independent registered public accounting firm.
The Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from the Company and its management. Unless a type of service to be provided by the Company’s independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre- approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.
Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and has currently delegated this authority to its Chairman, subject to a limit of $500,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table
The following table presents information as of April 23, 2018 relating to the beneficial ownership of Expedia Group’s capital stock by (i) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Expedia Group’s common stock and Class B common stock, (ii) each current director of Expedia Group, (iii) each named executive officer, and (iv) all executive officers and directors of Expedia Group, as a group. Unless otherwise indicated, beneficial owners listed in the table may be contacted at Expedia Group’s corporate headquarters at 333 108th Avenue N.E., Bellevue, Washington 98004. As of April 23, 2018, there were 137,347,762 and 12,799,999 shares of Expedia Group common stock and Class B common stock, respectively, outstanding.
For each beneficial owner listed, the number of shares of Expedia Group common stock and the percentage of each such class listed assumes the conversion or exercise of any Expedia Group equity securities owned by such owner that are or will become exercisable, and the vesting of any Expedia Group stock options and/or RSUs that will vest, within 60 days of April 23, 2018, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other owner. Shares of Expedia Group Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Expedia Group common stock. The percentage of votes for all classes of Expedia Group’s capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock.

	Common Stock			Class B Common Stock			Percent (%) of Votes (All Classes)
Beneficial Owner	Shares		%	Shares		%
Liberty Expedia Holdings, Inc. 12300 Liberty Blvd. Englewood, CO 80112	23,607,025	(1)	15.72	12,799,999	(2)	100	52.31
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,510,422	(3)	9.11	—		—	4.71
PAR Investment Partners, L.P. 200 Clarendon Street, Fl 48 Boston, MA 02116	7,969,191	(4)	5.80	—		—	3.00
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,341,913	(5)	5.35	—		—	2.77
Barry Diller	29,555,477	(6)	19.63	12,799,999	(2)	100	54.47
Victor A. Kaufman	101,798	(7)	*	—		—	*
Mark D. Okerstrom	512,899	(8)	*	—		—	*
Susan C. Athey	2,747	(9)	*	—		—	*
A. George “Skip” Battle	42,354	(10)	*	—		—	*
Courtnee A. Chun	—	(11)	—	—		—	*
Chelsea Clinton	1,223	(12)	*	—		—	*
Pamela L. Coe	3,642	(13)	*	—		—	*
Jonathan L. Dolgen	68,914	(14)	*	—		—	*
Craig A. Jacobson	35,264	(15)	*	—		—	*
Peter M. Kern	66,279	(16)	*	—		—	*
Dara Khosrowshahi	1,181,758	(17)	*	—		—	*
John C. Malone	—	(18)	*	—		—	*
Scott Rudin	2,133	(19)	*	—		—	*
Christopher W. Shean	3,642	(20)	*	—		—	*
Alexander von Furstenberg	442,969	(21)	*	—		—	*
Alan R. Pickerill	17,516	(22)	*	—		—	*
Robert J. Dzielak	222,926	(23)	*	—		—	*
Lance A. Soliday	45,364	(24)	*	—		—	*
All current executive officers, directors and director nominees as a group (18 persons)	31,867,353	(25)	20.96	12,799,999		100	55.03

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based on information filed on a Schedule 13D/A with the SEC on March 7, 2018, by Liberty Expedia Holdings and Barry Diller (the “LEXE/Diller 13D/A”). Consists of (i) 10,807,026 shares of Common Stock held by Liberty Expedia Holdings and (ii) 12,799,999 shares of Class B common stock held by a wholly owned subsidiary of Liberty Expedia Holdings, over which Liberty Expedia Holdings and Mr. Diller may be deemed to share voting power.

(2)
Based on information filed on the LEXE/Diller 13D/A, consists of 12,799,999 shares of Class B common stock held by a wholly owned subsidiary of Liberty Expedia Holdings, over which Liberty Expedia Holdings and Mr. Diller may be deemed to share voting power.

(3)
Based on information filed on a Schedule 13G with the SEC on February 9, 2018 by The Vanguard Group, reporting sole voting power over 178,959 shares of common stock, shared voting power over 24,283 shares of common stock, sole dispositive power over 12,314,707 shares of common stock and shared dispositive power over 195,715 shares of common stock.

(4)
Based on information filed on a Schedule 13G/A with the SEC on February 14, 2018 by PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, Inc. reporting sole voting power and sole dispositive power over 7,969,191 shares of common stock.

(5)
Based on information filed on a Schedule 13G with the SEC on February 8, 2018 by BlackRock, Inc. reporting sole voting power over 6,492,311 shares of common stock and sole dispositive power over 7,341,913 shares of common stock.

(6)
Based on information filed on a Form 4 with the SEC on February 28, 2018 by Mr. Diller and on the LEXE/Diller 13D/A. Consists of (i) 5,083,900 shares of common stock owned by Mr. Diller, (ii) options to purchase 425,000 shares of common stock held by Mr. Diller that are exercisable within 60 days of April 23, 2018, (iii) 439,552 shares of common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, (iv) 10,807,026 shares of common stock held by Liberty Expedia Holdings (see footnote 1 above) and (v) 12,799,999 shares of Class B common stock held by a wholly owned subsidiary of Liberty Expedia Holdings (see footnote 2 above). Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.

(7)	Consists of 75,470 shares of common stock held by Mr. Kaufman, options to purchase 25,000 shares of common stock and 1,328 RSUs that are exercisable or will vest within 60 days of April 23, 2018.

(8)
Consists of 60,399 shares of common stock held by Mr. Okerstrom, of which 32,328 shares were pledged as collateral to secure a revolving line of credit account to Morgan Stanley Private Bank, N.A. and options to purchase 452,500 shares of common stock that are exercisable within 60 days of April 23, 2018.

(9)	Consists of 1,419 shares of common stock held by Ms. Athey, and 1,328 RSUs that will vest within 60 days of April 23, 2018.

(10)	Consists of 40,249 shares of common stock held by Mr. Battle, and 2,105 RSUs that will vest within 60 days of April 23, 2018.

(11)	Excludes shares of common stock and Class B common stock held by Liberty Expedia Holdings, as to which Ms. Chun disclaims beneficial ownership.

(12)	Consists of 644 shares of common stock held by Ms. Clinton, and 579 RSUs that will vest within 60 days of April 23, 2018.

(13)
Consists of 2,314 shares of common stock held by Ms. Coe, and 1,328 RSUs that will vest within 60 days of April 23, 2018. Excludes shares of common stock and Class B common stock held by Liberty Expedia Holdings, as to which Ms. Coe disclaims beneficial ownership.

(14)
Consists of 66,576 shares of common stock held by Mr. Dolgen, 233 shares of common stock held indirectly by a charitable trust, of which Mr. Dolgen is a trustee and as to which Mr. Dolgen disclaims beneficial ownership, and 2,105 RSUs that will vest within 60 days of April 23, 2018.

(15)	Consists of 33,159 shares of common stock held by Mr. Jacobson, and 2,105 RSUs that will vest within 60 days of April 23, 2018.

(16)
Consists of 64,174.223 (unrounded) shares of common stock held by Mr. Kern, of which 53,635 shares were pledged as collateral to secure a margin loan account to Morgan Stanley Private Bank, N.A., and 2,105 RSUs that will vest within 60 days of April 23, 2018.

(17)
Consists of (i) 422,348 shares of common stock held by Mr. Khosrowshahi, of which 346,198 shares were pledged as collateral to secure a revolving line of credit account to Morgan Stanley Bank, N.A., (ii) options to purchase 737,500 shares of common stock that are exercisable within 60 days of April 23, 2018 and (iii) 21,910 shares of common stock held by a trust as to which Mr. Khosrowshahi disclaims beneficial ownership.

(18)	Excludes shares of common stock and Class B common stock held by Liberty Expedia Holdings, as to which Dr. Malone disclaims beneficial ownership.

(19)	Consists of 777 shares of common stock held by Mr. Rudin, and 1,356 RSUs that will vest within 60 days of April 23, 2018.

(20)
Consists of 2,314 shares of common stock held by Mr. Shean, and 1,328 RSUs that will vest within 60 days of April 23, 2018. Excludes shares of common stock and Class B common stock held by Liberty Expedia Holdings, as to which Mr. Shean disclaims beneficial ownership.

(21)
Consists of 2,089 shares of common stock held by Mr. von Furstenberg, 1,328 RSUs that will vest within 60 days of April 23, 2018, and 439,552 shares held by a private foundation over which Mr. von Furstenberg has certain voting and disposition authority. Excludes shares of common stock and Class B common stock held by Liberty Expedia Holdings, as to which Mr. von Furstenberg disclaims beneficial ownership.

(22)	Consists of 1,099 shares of common stock held by Mr. Pickerill and options to purchase 16,417 shares of common stock that are exercisable within 60 days of April 23, 2018.

(23)	Consists of 21,444 shares of common stock held by Mr. Dzielak and options to purchase 201,482 shares of common stock that are exercisable within 60 days of April 23, 2018.

(24)	Consists of 3,343 shares of common stock held by Mr. Soliday and options to purchase 42,021 shares of common stock that are exercisable within 60 days of April 23, 2018.

(25)
Consists of (i) 17,150,439 shares of common stock, (ii) 12,799,999 shares of Class B common stock, (iii) options to purchase 1,899,920 shares of common stock that are exercisable within 60 days of April 23, 2018, and (iv) 16,995 RSUs that will vest within 60 days of April 23, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Exchange Act, Expedia Group officers and directors and persons who beneficially own more than 10% of a registered class of Expedia Group’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Expedia Group with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company and/or written representations that no additional forms were required, we believe that all of its directors, officers and 10% beneficial holders complied with all of the reporting requirements applicable to them with respect to transactions during 2017.
Information Concerning Executive Officers
Background information about each of Expedia Group’s current executive officers, who do not also serve as a director of Expedia Group, is provided below.

Name	Age	Position With Expedia Group, Inc.
Alan R. Pickerill	51	Executive Vice President, Chief Financial Officer and Treasurer
Robert J. Dzielak	46	Chief Legal Officer and Secretary
Lance A. Soliday	44	Senior Vice President, Chief Accounting Officer and Controller

Alan R. Pickerill has served as Expedia Group's Executive Vice President, Chief Financial Officer and Treasurer since September 2017 and has been with the Company since 2008. Mr. Pickerill oversees Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and global real estate teams. Previously, he served as Expedia Group's Senior Vice President of Investor Relations and Treasurer. Mr. Pickerill began his career as an accountant for seven years at Deloitte and Touche before working at a variety of publicly traded technology and internet companies, including serving as CFO of INTERLINQ Software Corporation, a publicly-traded technology provider, as well as roles at Microsoft and Getty Images. Mr. Pickerill was licensed as a certified public accountant in Washington in 1991. Mr. Pickerill holds a B.A. degree in Business and Accounting from the University of Washington’s Michael G. Foster School of Business.
Robert J. Dzielak has served as Expedia Group’s Chief Legal Officer and Secretary since March 2018, previously serving as its Executive Vice President, General Counsel and Secretary since April 2012. Mr. Dzielak had previously served as Senior Vice President and acting General Counsel since October 2011. Since joining the Company as Assistant General Counsel in April 2006 and through his service as Vice President and Associate General Counsel between February 2007 and October 2011, Mr. Dzielak held primary responsibility for the worldwide litigation portfolio of the Company and its brands. Prior to joining Expedia Group, Mr. Dzielak was a partner at the law firm of Preston, Gates and Ellis, LLP (now K&L Gates LLP), where his practice focused on commercial and intellectual property litigation. Mr. Dzielak received his J.D. from The John Marshall Law School. Mr. Dzielak is currently a member of the Supervisory Board of trivago, N.V.

Lance A. Soliday has served as Expedia Group’s Senior Vice President, Chief Accounting Officer and Controller since February 2017, and as Vice President, Chief Accounting Officer and Controller from September 2011 until February 2017 and, prior to that, as Senior Director, Financial Reporting since February 2009. Mr. Soliday has previously served as the Company's Director, Financial Reporting since December 2006 and Director, Accounting Research since joining the Company in May 2006. Prior to joining Expedia Group, Mr. Soliday held various roles in the finance departments of Amazon.com and Microsoft Corporation. Previously, Mr. Soliday was an accountant with Deloitte & Touche LLP. Mr. Soliday received his bachelor’s degree from Central Washington University and is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
2017 Named Executive Officers. This Compensation Discussion and Analysis describes Expedia Group’s executive compensation program as it relates to the following individuals who were “named executive officers” of Expedia Group during the fiscal year ended December 31, 2017:

Name	Position With Expedia Group, Inc.
Barry Diller	Chairman/Senior Executive
Mark D. Okerstrom	President and Chief Executive Officer
Dara Khosrowshahi	Former President and Chief Executive Officer
Alan R. Pickerill	Executive Vice President, Chief Financial Officer and Treasurer
Robert J. Dzielak	Chief Legal Officer and Secretary
Lance A. Soliday	Senior Vice President, Chief Accounting Officer and Controller
2017 Chief Executive Officer and Chief Financial Officer Transitions. On August 30, 2017, Expedia Group’s Board of Directors (the “Board”) approved the following actions:

•
The appointment of Mark Okerstrom, Expedia Group’s Executive Vice President of Operations and Chief Financial Officer, to serve as President and Chief Executive Officer, succeeding Dara Khosrowshahi who had indicated his intention to resign as President and Chief Executive Officer of the Company;

•	The expansion of the size of the Board from fourteen to fifteen members and election of Mr. Okerstrom to fill the newly-created directorship; and

•	The appointment of Alan Pickerill to serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company, succeeding Mr. Okerstrom.
Following his departure as President and Chief Executive Officer of Expedia Group, Mr. Khosrowshahi continued to serve as a member of the Company’s Board of Directors and receive non-employee director compensation in accordance with the Company’s compensation policies and practices for the Board. Compensation arrangements for Messrs. Okerstrom, Khosrowshahi and Pickerill in connection with these changes are described in the section below titled “Compensation Arrangements relating to 2017 Chief Executive Officer and Chief Financial Officer Transitions.”
Compensation Program Philosophy and Objectives
Expedia Group’s executive compensation program is designed to attract, motivate, retain and reward highly skilled executives with the business experience and acumen that we believe are necessary for achievement of Expedia’s long-term business objectives. We support a pay for performance culture where employees are rewarded for individual, business and overall company success. The executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of our stockholders. To that end, we believe that compensation packages provided to executive officers should include both cash and a significant equity-based component. We evaluate both performance and compensation levels to ensure that:

•	Expedia Group maintains its ability to attract and retain outstanding employees in executive positions;

•	the compensation provided to Expedia Group’s executives remains competitive with the compensation paid to similarly situated executives at comparable companies; and

•	Expedia Group’s compensation programs are applied in an internally consistent manner.
Roles of the Compensation Committee and Section 16 Committee
Expedia Group has a Compensation Committee and a Section 16 Committee that together have primary responsibility for establishing the compensation of Expedia Group’s named executive officers.

The Compensation Committee is responsible for (i) administering and overseeing Expedia Group’s executive compensation program, including salary matters, bonus plans and equity compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act.
The Section 16 Committee is responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to executive officers.
The Compensation Committee is appointed by the Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code. The Section 16 Committee is also appointed by the Board of Directors and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. For the purposes of this Compensation Discussion and Analysis, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”
During 2016, the Compensation Committee consisted of Ms. Coe, Mr. Dolgen, Mr. Jacobson and Mr. Kern, and the Section 16 Committee consisted of Messrs. Dolgen, Jacobson and Kern. Mr. Dolgen and Mr. Kern are Co-chairmen of the Compensation Committees.
Role of Executive Officers
Expedia Group management participates in reviewing and refining Expedia Group’s executive compensation program. Expedia Group’s Chief Executive Officer and Chairman/Senior Executive meet with the Compensation Committees at least annually to discuss compensation packages for the executive team. Expedia Group’s Chief Executive Officer annually reviews the performance of Expedia Group and each named executive officer other than himself and the Chairman/Senior Executive with the Compensation Committees and makes recommendations with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards. The Chairman/Senior Executive meets separately with the Compensation Committees to discuss his and the Chief Executive Officer’s performance, and to recommend an appropriate compensation package for the Chief Executive Officer. The Compensation Committees then discuss each recommendation, with each of the Chairman/Senior Executive and the Chief Executive Officer absent when his respective compensation is discussed. After considering these recommendations and other considerations discussed below, the Compensation Committees determine the annual compensation package for each executive officer.
Role of Compensation Consultants
In connection with the Company’s annual compensation review meetings in each of 2017 and 2018, management retained Compensia, Inc., an independent compensation consulting firm, to conduct an independent review of the prior year’s compensation peer group for positions held by the named executive officers and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for executive officer positions, where available. Compensia also advised the Compensation Committees with regard to the long-term equity awards granted to Mr. Okerstrom in connection with his promotion to Chief Executive Officer, as well as the special long-term equity awards granted to Messrs. Okerstrom, Dzielak and Pickerill in connection with the Company’s 2018 annual compensation review, which are discussed below in the sections titled “Compensation Arrangements relating to 2017 Chief Executive Officer and Chief Financial Officer Transitions - Mr. Okerstrom” and “Subsequent Compensation Approvals - 2018 Special Long-Term Equity Awards,” respectively.
Expedia Group also regularly uses non-customized survey or other data from a number of compensation consulting firms. A more detailed description of the compensation peer group review and use of survey and other data provided by compensation consultants is included below in the section titled “Role of Peer Groups, Surveys and Benchmarking.”
Role of Stockholder Say-on-Pay Votes
Expedia Group provides its stockholders with the opportunity to cast a triennial advisory vote on executive compensation (“say-on-pay”), which reflects the preference expressed by our stockholders in 2017 with respect to the frequency of the say-on-pay vote (“say-on-frequency”). At Expedia Group’s annual meeting of stockholders held in June 2017, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committees believe that the vote reflected stockholder support of Expedia Group’s approach to executive compensation, and, as such, did not make changes based on the 2017 vote. The Compensation Committees will continue to consider the outcome of say-on-pay votes when making future compensation decisions for executive officers.

Role of Peer Groups, Surveys and Benchmarking
Management considers multiple data sources when reviewing compensation information to ensure that the data reflect compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information, when available, in connection with its recommendations to the Compensation Committees regarding compensation for executive officers:

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors, and

•	Data regarding compensation for comparable executive officer positions from recent proxy statements and other SEC filings of peer companies, which include:

◦	direct industry competitors,

◦	non-industry companies with which Expedia Group commonly competes for talent (including both regional and national competitors), and

◦	data regarding compensation levels for all our employees.
When available, management considers competitive market compensation paid by other peer group companies, but does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for executive officers. Management and the Compensation Committees strive to incorporate flexibility into the compensation programs and the assessment process to respond to and adjust for the evolving business environment and the value delivered by the executive officers.
In light of his role as both Chairman and Senior Executive of Expedia Group, a separate peer group comprised of executives in comparable roles is considered with respect to Mr. Diller’s compensation. In addition, we review each of our peer groups annually. For both 2017 and 2018, we engaged Compensia to conduct an initial review and make recommendations regarding peer group changes. In each case, the Compensation Committees then considered any proposed changes prior to approving the peer groups for the upcoming year.
2017 Peer Groups
In connection with the Compensation Committees’ approval of executive officer base salary and equity compensation during 2017, which is discussed below in the sections titled “Compensation Program Elements-Base Salary” and “Compensation Program Elements-Equity Compensation,” data regarding compensation for comparable executive officer positions at the following peer companies were considered:
Executive Officer Peer Group (other than Chairman/Senior Executive):

Activision Blizzard, Inc.	PayPal Holdings, Inc.
Adobe Systems Incorporated	Booking Holdings, Inc. (formerly priceline.com)
Alliance Data Systems Corporation	Sabre Corporation
eBay, Inc.	salesforce.com, inc.
Electronic Arts Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Intuit Inc.	TripAdvisor, Inc.
LinkedIn Corporation	Wyndham Worldwide Corporation
Netflix, Inc.	Altaba Inc. (formerly Yahoo! Inc.)
Zillow Group, Inc.
Chairman/Senior Executive Peer Group:

Cablevision Systems Corporation	Linear Technology Corporation
Charles Schwab	Marriott International, Inc.
DISH Network Corporation	News Corporation
Host Hotels & Resorts, Inc.	Twitter, Inc.
Hyatt Hotels Corporation	Starbucks Corporation

2018 Peer Groups
In connection with the Compensation Committee’s approval of executive officer cash bonuses for 2017, which were approved in the first quarter of 2018 and are discussed below in the section titled “Compensation Program Elements-Cash Bonuses,” the Compensation Committee considered data from the same peer groups other than the following changes:
Executive Officer Peer Group:

•	LinkedIn Corporation and Starwood Hotels and Resorts removed due to recent acquisitions;

•	Altaba, Inc. (formerly Yahoo! Inc.) removed due to lack of business compatibility;

•	Sabre Corporation removed due to lower revenue and market capitalization; and

•	First Data Corporation, Vmware, Inc., Hilton Worldwide Holdings, Inc. and Marriott International Inc. added as they generally represented suitable comparisons in terms of size and/or business focus.
Chairman/Senior Executive Peer Group:

•	Cablevision Systems Corporation and Linear Technology Corporation removed due to acquisitions; and

•	Booking Holdings, Inc. and Zillow, Inc. added due to competitive comparability.
Compensation Program Elements
General
The primary elements of the executive compensation program are base salary, cash bonus equity compensation, and in certain instances, perquisites and other benefits. The Compensation Committees review these elements in the first quarter of each year in light of Company and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term compensation arrangements. Management and the Compensation Committees believe that there are multiple, dynamic factors that contribute to success at an individual and business level and have therefore avoided adopting strict formulas and relied primarily on a discretionary approach that allows the Compensation Committees to set executive compensation levels on a case- by-case basis, taking into account all relevant factors.
Following recommendations from management, the Compensation Committees may adjust compensation for executive officers at other times during the year including when executives are hired, when there are significant changes in their responsibilities, in connection with their entry into new or extended employment agreements, or under other circumstances that the Compensation Committees consider appropriate.
Base Salary
Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. An executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within Expedia Group and similarly situated executives at comparable companies.
Base salary is typically reviewed annually, at the time of the executive’s hire, promotion or expansion in responsibilities, or entry into a multi-year employment agreement, at which time management makes recommendations to the Compensation Committee based on consideration of a variety of factors, including:

•	the executive’s total compensation relative to other executives in similarly situated positions;

•	individual performance of the executive;

•	the executive’s responsibilities, prior experience, and individual compensation history, including any additional compensation such as signing bonuses or relocation benefits;

•	the terms of the executive’s employment agreement, if any;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.
2017 Annual Compensation Review. In February 2017, based on management’s recommendation, the Compensation Committee approved an increase in Mr. Dzielak’s base salary from $575,000 to $600,000 and an increase in Mr. Soliday’s base salary from $285,000 to $320,000, in each case based on the factors described above, including input from the Chief Executive Officer regarding the executive’s overall performance, future potential and scope of responsibilities. Other than Messrs. Dzielak and Soliday, the Compensation Committee did not approve any changes to the base salaries of the named executive officers in connection with the 2017 annual compensation review.
Annual Cash Bonuses
Cash bonuses are granted to recognize and reward an individual’s annual contribution to Company performance. Bonus target percentages for executive officers, other than the Chairman/Senior Executive and the Chief Executive Officer, are generally established by the Compensation Committee, based on the recommendation of management, at the time of the executive’s hire, promotion, expansion in responsibilities, or entry into a multi-year employment agreement, and generally take into account the scope of an executive’s responsibilities and comparative market data. Neither our Chairman/Senior Executive, nor our Chief Executive Officer, has a target cash bonus percentage as their base salaries tend to be lower than executives in comparable roles and their annual bonus payments are highly variable. Bonus target percentages for executives other than the Chairman/Senior Executive are reviewed each year by the Chief Executive Officer with the approval of the Chairman/ Senior Executive and the Compensation Committee. In addition to annual bonuses related to performance, management may also recommend that the Compensation Committee grant bonuses to new executive officers upon hire or existing executive officers upon promotion. Expedia Group utilizes new hire bonuses to help attract highly skilled executives to Expedia Group and to offset an executive’s loss of incentive compensation from a prior employer.
When approving annual bonuses for executive officers, the Compensation Committee has adopted a two-step process. At the beginning of each year, the Compensation Committee establishes performance goals, which historically have been tied to the achievement of either stock price performance or worldwide hotel bookings during the forthcoming year, and maximum bonus amounts. In general, the performance goals reflect the minimally acceptable Company performance that must be achieved in order for any amount of cash bonuses to be awarded to the executive officers, but with respect to which there is substantial uncertainty when established. These performance goals and maximum bonus amounts were primarily designed to permit Expedia Group to deduct executive officer compensation for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code. However, satisfaction of the applicable performance targets does not obligate the Compensation Committee to approve any specific bonus amount for any executive officer and the Compensation Committee has historically reduced the maximum amount based on a discretionary assessment that takes into account a variety of factors, including:

•	Expedia Group’s business and financial performance, including year-over-year performance;

•	the executive’s target cash bonus percentage, if any;

•	the executive’s individual performance;

•	the terms of the executive’s employment agreement or separation arrangements, if applicable;

•	the overall funding of the cash bonus pool;

•	amount of bonus relative to other Company executives;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer and Chairman/Senior Executive, which do not include recommendations regarding their own compensation.
Mr. Dzielak has a target cash bonus of 100% of his base salary, Mr. Pickerill has a target cash bonus of 80% of his base salary, and Mr. Soliday has a target cash bonus of 50% of his base salary.
2017 Annual Cash Bonuses. For 2017 annual bonuses, the Compensation Committee conditioned payment of bonuses to executive officers on attaining:

•
Worldwide hotel room night bookings (room nights stayed basis) of Expedia Group on a consolidated basis in any of the three consecutive calendar quarters beginning with the second quarter of 2017 must be at least 5%

higher than worldwide hotel bookings in the corresponding calendar quarter twelve months before, excluding the benefit of any acquisitions by Expedia Group during such period; or

•
On at least 30 trading days during the period beginning March 1, 2017 through December 31, 2017, the closing price per share of Expedia Group’s common stock must exceed by at least 5% the closing price of Expedia Group’s common stock on February 28, 2017, which was $119.04, taking into account any Share Change or Corporate Transaction (each as defined in the Expedia Group 2005 Plan).

The stock price performance and hotel bookings goals were met, as determined by the Compensation Committee during the third quarter of 2017.
On March 2, 2018, the Compensation Committee exercised its discretion to reduce bonus amounts for each individual executive officer from the maximum level established. The Committee considered a variety of factors when approving 2017 bonuses, including the factors noted above, as well as:

•
Financial performance: The Company’s 2017 financial performance included a 15% increase in revenue and a 6% increase in adjusted EBITDA, which reflected slower growth rates than recent years due in part to increased investment spending, negative impacts from natural disasters, as well as trivago’s lower-than-expected financial performance.

•
HomeAway Transition and Integration: The HomeAway business’s successful transition to a transactional business model continued, with HomeAway online gross bookings growing by 46% in 2017 as compared to the prior year, while also growing revenue by 32% and adjusted EBITDA by 15% for the same period.

•
Successful Supply Initiatives: The Company continued to expand its supply footprint and functionality, including growing hotel and accommodation supply count to over 440,000 properties at the end of 2017, compared to almost 350,000 properties at the end of 2016, and also instigated a strategic initiative to increase supply in select priority markets.

The Compensation Committee also took into account the relative contributions made by each executive officer during the year, including: (i) with respect to Mr. Diller, his role in providing strategic direction for the Company overall, (ii) with respect to Messrs. Okerstrom and Pickerill, their increased responsibilities following, and performance since, their respective transitions to the Chief Executive Officer and Chief Financial Officer roles, including for Mr. Pickerill his management of the Company’s Investor Relations and Treasury functions on an interim basis pending the appointment of his successor in those roles, (iv) with respect to Mr. Dzielak his role in successfully managing the Company’s global legal and regulatory matters, including regulatory matters related to the Company’s HomeAway business, and (iv) with respect to Mr. Soliday, his strong performance overseeing the Company’s worldwide accounting function. Based on these considerations, Mr. Diller’s 2017 bonus was approved at the same level as his 2016 bonus, while 2017 bonus levels for Messrs. Okerstrom, Pickerill, Dzielak and Soliday were higher than the prior year, primarily due to higher base salary and/or target bonus percentages in 2017 as compared to 2016, including, in the case of Messrs. Okerstrom and Pickerill, in connection with their August 2017 promotions. Mr. Khosrowshahi was not entitled to receive a 2017 bonus.
Executive officer bonuses tend to be variable from year-to-year depending on the performance of the Company and, in certain circumstances, individual factors including performance, changes in responsibilities or base salaries and target bonus percentages. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company's goals.
The cash bonuses described above are reflected in the “Bonus” column of the table titled “2017 Summary Compensation Table” in the section below titled “Executive Compensation.”
Equity Compensation
Equity compensation is designed to align executive compensation with the interests of stockholders and the long-term performance of Expedia Group. Equity compensation awards link compensation to financial performance because the value of equity awards depends on Expedia Group’s stock price. Equity compensation awards are also an important employee retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.
The Compensation Committees, based on management’s recommendations, generally utilize awards of stock options as Expedia Group’s primary equity compensation vehicle for executives, but have also awarded restricted stock units at the time of hire to replace forfeited equity of a prior employer and pursuant to individually negotiated arrangements and special circumstances. Stock options are favored because the value from stock option awards is directly dependent on appreciation in the Company’s stock price and therefore provides an objectively measurable goal. In connection with the 2017 annual compensation review process, the Company introduced a new program that permits employees below senior management levels to elect to receive equity compensation in the form of stock options, restricted stock units, or a combination of both. The equity choice program was intended to differentiate Expedia Group in the marketplace to attract and retain top employee talent, to allow employees below senior management to structure their equity awards to conform to their particular risk tolerance profile, and to further promote employee engagement. In connection with the 2018 annual compensation review process, the equity choice program was expanded to include senior executives of the Company, other than the Chairman and Chief Executive Officer. Equity awards are typically granted to executive officers upon hire, promotion, in connection with the Company’s annual compensation review or entry into a multi-year employment agreement.
Annual Review Equity Award Process. Management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The meeting at which the Compensation Committees approve these awards is generally scheduled several months in advance and timed to occur after the public disclosure of Expedia Group’s prior year financial statements.
The Compensation Committees review various factors considered by management when establishing Expedia Group’s equity grant pool, including:

•	Expedia Group’s business and financial performance, including year-over-year performance;

•	dilution rates, taking into account projected headcount changes and employee turnover;

•	non-cash compensation as a percentage of adjusted EBITDA;

•	equity compensation utilization by peer companies;

•	general economic conditions; and

•	competitive compensation market data regarding award values.
For specific grants to executive officers, management makes recommendations to the Section 16 Committee based on a variety of factors, including:

•	individual performance and future potential of the executive;

•	the overall size of the equity grant pool;

•	award value relative to other Company executives;

•	the value of previous grants and amount of outstanding unvested equity awards;

•	competitive compensation market data, where comparable; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.
After review and consideration of management’s recommendations, the Section 16 Committee decides whether to approve the grants of equity compensation to executive officers and the Compensation Committee decides whether to approve grants of equity compensation to non-executive officers. The annual corporate performance factors relevant to setting bonus amounts, while considered, are generally less relevant in determining the type and level of equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument relative to our annual bonuses.
2017 Annual Review Equity Awards. In February 2017, the Section 16 Committee granted 150,000 stock options to Mr. Diller, 135,000 stock options to Mr. Okerstrom (in his role as Executive Vice President of Operations and Chief Financial Officer), 70,000 stock options to Mr. Dzielak, and 11,739 stock options to Mr. Soliday. The Compensation Committee also granted 13,768 stock options to Mr. Pickerill (in his role as Senior Vice President, Investor Relations and Treasurer). Mr. Khosrowshahi did not receive an equity award. The exercise price for 2017 annual stock option awards to named executive officers is $119.04 per share (the closing price of Expedia Group’s common stock on the date of grant), and each stock option has a seven-year term. In approving the stock option awards, the Section 16 Committee considered, with input from the Chief Executive Officer in the case of Messrs. Okerstrom, Dzielak and Soliday, the individual performance of each executive and the factors described above in relation to the establishment of the Expedia Group-wide equity grant pool and specific equity award grants.
The 2017 equity grants to the named executive officers are reflected in the table titled “2017 Grants of Plan- Based Awards” in the section below titled “Executive Compensation.”

Compensation Arrangements relating to 2017 Chief Executive Officer and Chief Financial Officer Transitions
As discussed above, effective as of August 31, 2017: (i) Mr. Khosrowshahi resigned as the Company’s President and Chief Executive Officer, while continuing to serve as a member of the Board, (ii) Mr. Okerstrom, the Company’s Executive Vice President of Operations and Chief Financial Officer, was appointed to succeed Mr. Khosrowshahi as President and Chief Executive Officer of the Company and was also elected to serve as a member of the Board, and (iii) Mr. Pickerill, the Company’s Senior Vice President, Investor Relations and Treasurer, was appointed to succeed Mr. Okerstrom as Executive Vice President and Chief Financial Officer. In connection with these changes, the Compensation Committees approved the compensation arrangements described below which the Committees determined were necessary and appropriate given the executive’s new roles and responsibilities.
Mr. Okerstrom. In September 2017, Expedia Group entered into a new, long-term employment agreement with Mr. Okerstrom that expires on September 2021 pursuant to which he will receive an annual base salary of $1,000,000 and will be entitled to receive an annual discretionary bonus. In connection with Mr. Okerstrom entering into his new employment agreement, the Section 16 Committee also approved the following long-term equity awards, the vesting of which are subject to Mr. Okerstrom’s continued employment with the Company:

•	300,000 stock options that vest in equal installments on the first four anniversaries of the date of grant;

•
300,000 stock options, the vesting of which is also subject to satisfaction of a stock price goal of $200 (a 40.7% increase to the closing price of Expedia Group’s common stock on the date of grant), measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 15, 2021 (the “Okerstrom Performance Options”); and

•
25,000 restricted stock units with a vest date in September 2021, also subject to the satisfaction of either (i) a performance goal relating to worldwide hotel room night bookings, or (ii) a performance goal relating to an increase in the Company’s stock price, which goals were met, as determined by the Compensation Committee during the first quarter of 2018. (the “Okerstrom Cliff-Vest RSUs”).

The exercise price for Mr. Okerstrom’s stock option awards is $142.13 per share, and each stock option has a seven-year term. In finalizing the structure of Mr. Okerstrom’s equity awards, the Committees took into account a variety of factors, including:

•	competitive pay and performance data among a comparator group of companies;

•	Mr. Okerstrom’s existing unvested equity holdings;

•	the additional incentive to create significant shareholder value by virtue of the stock price performance goal applicable to the Okerstrom Performance Options;

•	the Committees’ desire to retain Mr. Okerstrom’s services for the long-term, as reflected in the extended vesting schedule for both the Okerstrom Performance Options and Okerstrom Cliff Vest RSUs.
Mr. Pickerill. On September 15, 2017, Expedia Group entered into a new, long-term employment agreement with Mr. Pickerill that that expires on September 15, 2020, pursuant to which he will receive an annual base salary of $450,000 and entitled to receive an annual discretionary bonus with an annual target bonus of 80% of his base salary. In connection with Mr. Pickerill entering into his new employment agreement, the Section 16 Committee also approved an award of 50,000 Company stock options that vest in equal installments on the first four anniversaries of the date of grant, subject to Mr. Pickerill’s continued employment with the Company.
Mr. Khosrowshahi. On September 20, 2017, the Company and Mr. Khosrowshahi entered into an equity treatment agreement governing the treatment of Company equity awards held by Mr. Khosrowshahi as of August 31, 2017 and pursuant to which Mr. Khosrowshahi forfeited:

•	1,600,000 unvested stock options, with a $95 per share exercise price, scheduled to vest in equal installments on March 31, 2018 and March 31, 2020; and

•	780,000 unvested stock options, with a $95 per share exercise price, scheduled to vest on September 30, 2020, subject to satisfaction of a $170/share Company stock price goal;
and, retained the following unvested stock options, which will vest on the original vesting schedules, subject to his continued service as a member of the Board:

•	50,000 stock options, with a $78.52 per share exercise price, scheduled to vest on February 26, 2018;

•	125,000 stock options, with a $91.75 per share exercise price, scheduled to vest in equal installments on February 27, 2018 and February 27, 2019; and

•	320,000 stock options, with a $95 per share exercise price, scheduled to vest on September 30, 2020, subject to satisfaction of a $170 Company stock price goal.
Mr. Khosrowshahi may exercise any vested Company stock options until the earlier of (i) one year following the date that Mr. Khosrowshahi ceases to be a member of the Board, and (ii) the applicable expiration date of such Company stock option. The exercise of any vested Company stock options by Mr. Khosrowshahi may, at the election of Mr. Khosrowshahi, be settled on a net basis. Until the date of his departure from the Board, Mr. Khosrowshahi will retain a minimum of 287,715 Company shares, exclusive of Company shares underlying Company stock options. These arrangements were generally intended to reward Mr. Khosrowshahi for his prior service to the Company and to encourage his continued participation as a member of the Board of Directors, notwithstanding his other commitments, given his wealth of experience and knowledge of the travel industry in general and the Company’s operations in particular.
As a non-employee member of the Board of Directors, Mr. Khosrowshahi is entitled to receive standard non-employee director compensation in accordance with the Company’s compensation policies and practices for the Board, which included an initial grant of 1,686 RSUs on September 2, 2017 that vest in equal installments on the first three anniversaries of the date of grant, subject to Mr. Khosrowshahi’s continued service as a member of the Board.
The additional 2017 equity grants relating to the Chief Executive Officer and Chief Financial Officer transitions are also reflected in the table titled “2017 Grants of Plan- Based Awards” in the section below titled “Executive Compensation.”
Other Compensation
In addition to the primary elements of compensation (base salary, cash bonuses and equity awards) described above, the named executive officers may also receive compensation in the following forms:

•
401(k) Match: Executives who participate in Expedia Group’s 401(k) Retirement Program are eligible for Company matching contributions (as are all domestic Expedia Group employees). Expedia Group matches 50% of each dollar a participant contributes, up to the first 6% of eligible compensation, subject to applicable Internal Revenue Service limits.

•
Personal Use of Corporate Aircraft: Executives may receive benefits attributable to the personal use of certain aircraft, including aircraft jointly owned by Expedia Group and IAC. Pursuant to Company policy, Mr. Diller is required to travel on corporate aircraft for business and personal purposes, and the Company’s Chief Executive Officer and other senior executives are encouraged to travel on corporate aircraft for business and personal purposes when doing so would serve the interests of the Company. In addition to serving general security interests, this means of travel permits Mr. Diller and other executives to travel non-stop and without delay, to remain in contact with Expedia Group while traveling, to change plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are furthered on both business and personal flights, as Mr. Diller, and other executives typically provide services to Expedia Group while traveling in either case. Nonetheless, the incremental cost to Expedia Group of executive’s travel for personal purposes during 2017 is reflected as compensation from Expedia Group. For personal use of Company-owned aircraft during 2017, Messrs. Okerstrom and Khosrowshahi each offset the cost to the Company at the maximum rates allowable under applicable rules of the Federal Aviation Administration. See the disclosure under the caption "Relationships Involving Significant Stockholders, Named Executives and Directors-Relationships Involving Messrs. Okerstrom and Khosrowshahi."

In addition, in light of Mr. Diller’s senior role at both companies, Expedia Group and IAC have agreed to share certain expenses associated with the provision of personal benefits to Mr. Diller, including the use of automobiles for personal purposes and certain office space and IT equipment used by individuals who work for Mr. Diller personally. Expedia Group and IAC each cover 50% of the costs, which reflects the current allocation of actual time spent by Mr. Diller between the two companies.
Subsequent Compensation Approvals
In March 2018, the Company completed its 2018 annual compensation review process and, based on management’s recommendation, the Compensation Committees approved the following compensation matters for the named executive officers:
2018 Base Salaries. The Compensation Committee approved an increase in Mr. Pickerill’s base salary from $450,000 to $525,000, reflecting his performance since being appointed as the Company’s Executive Vice President and

Chief Financial Officer in September 2017, and an increase in Mr. Soliday’s base salary from $320,000 to $329,600. Mr. Dzielak’s base salary was increased in connection with his entry into a new employment agreement that is described below in the section titled “2018 Dzielak Employment Agreement.” Base salaries for Messrs. Diller and Okerstrom remained unchanged.
2018 Annual Review Equity Awards. The Section 16 Committee granted 81,004 stock options to Mr. Dzielak and 17,103 stock options to Mr. Soliday. Having elected to receive his 2018 annual review equity compensation in the form of both stock options and restricted stock units under the Company’s equity choice program, the Section 16 Committee granted Mr. Pickerill 40,502 stock options and 10,125 restricted stock units. The annual review stock options and the restricted stock units granted to the named executive officers vest annually over four years and the stock options have an exercise price equal to the closing price of the Company's common stock on the grant date. Mr. Diller did not receive a 2018 annual review equity award. The 2018 Annual Review Equity awards were approved based on the factors described above in the section titled “Equity Compensation - Plan Information - Annual Review Equity Award Process,” including input from Mr. Okerstrom, as well as the specific Company performance factors described in the section above titled “Annual Cash Bonuses - 2017 Annual Cash Bonuses.”
2018 Special Long-Term Equity Awards. The Section 16 Committee also approved the following long-term equity awards to Mr. Okerstrom, Dzielak and Pickerill:

•
200,000 stock options granted to Mr. Okerstrom that vest 100% on the fourth anniversary of the grant date, and 40,502 stock options granted to each of Messrs. Dzielak and Pickerill that vest 50% on each of the second and fourth anniversaries of the date of grant, subject in all cases to the executive’s continued employment with the Company (the “2018 Cliff Vest Options”); and

•
200,000 stock options granted to Mr. Okerstrom and 51,280 stock options granted to each of Messrs. Dzielak and Pickerill, with 50% of each grant subject to the satisfaction of a stock price goal of $200 on September 15, 2021 (a 91% increase to the closing price of Expedia Group’s common stock on the date of grant), and with the remaining 50% of each grant subject to the satisfaction of a stock price goal of $180 on September 30, 2021 (a 72% increase to the closing price of Expedia Group’s common stock on the date of grant), with satisfaction of the stock price goal in each case measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding the applicable vest date, (the “2018 Performance Options” ) and together with the Cliff Vest Options, the “Special Stock Option Awards”).

The exercise price for the Special Stock Option Awards is $104.50 per share (the closing price of Expedia Group’s common stock on the date of grant), and each stock option has a seven-year term. The Company engaged Compensia to evaluate various long-term incentive alternatives and make recommendations to the Committees. In finalizing the structure of the Special Stock Option Awards, the Committees took into account a variety of factors, including the factors noted above with respect to the 2018 Annual Review Equity Awards, as well as:

•	alignment of performance-based compensation for senior executives with performance-based compensation of the Chief Executive Officer;

•
the additional incentive to create significant shareholder value by virtue of the stock price performance goals applicable to the 2018 Performance Options, which represented significant increase in the Company’s stock price over the then current market price; and

•
the Committees’ substantial desire to retain the services of key executives for the long-term, as reflected in the extended vesting schedule for both the 2018 Cliff Vest Options and the 2018 Performance Options.

2018 Dzielak Employment Agreement. On March 2, 2018, the Compensation Committee approved the terms of, and on the same day, the Company entered into, an amended and restated employment agreement with Mr. Dzielak. Mr. Dzielak’s prior employment agreement expired on March 2, 2018. Pursuant to the amended and restated employment agreement: (i) Mr. Dzielak’s employment with the Company may be terminated at any time with or without cause or notice, (ii) his annual base salary was increased from $600,000 to $700,000, effective as of February 26, 2018, and (iii) his target bonus remained unchanged at 100% of his base salary. In connection with his entry into the new employment agreement, the Section 16 Committee also approved a grant of 12,747 restricted stock units that will vest annually over four years, subject to his continued service with the Company. These arrangements were intended to further encourage Mr. Dzielak’s long term commitment to the Company in light of his significant knowledge of, and experience managing, the various legal and regulatory issues relevant to the travel industry generally, and the Company and its businesses specifically. The severance provisions of Mr. Dzielak’s new employment agreement are described below in the section titled “Severance.”

Executive Compensation Policies
Stock Ownership Policy
To further align the interests of Expedia Group senior management and Expedia Group stockholders, the Company has adopted a Stock Ownership Policy that specifies a number of shares that the Chief Executive Officer and members of the Company’s senior leadership team are expected to accumulate and hold by the later of five years from the date of hire or promotion into an eligible position. Unexercised stock options and unvested RSUs are not counted toward compliance with the minimum stockholding target.
The Stock Ownership Policy also includes stock retention provisions. Prior to the Ownership Target Date, if eligible executives have not met their stockholding requirement, they are required to retain 25% of the net shares received from any exercised options or any vested RSUs until they have met their stockholding target. Net shares are the shares remaining after payment of the exercise price and/or withholding of taxes. If executives subject to the Policy have not met their stockholding requirement on the Ownership Target Date, the net-share retention percentage may be increased until they have met their minimum stockholding target. The following reflect changes to the named executive officers’ stockholding targets due to changes in position during 2017:

•	Mr. Okerstrom’s stockholding target was increased from 60,000 to 200,000 in connection with his appointment as President and Chief Executive Officer;

•	Mr. Pickerill became subject to the policy upon his appointment as Chief Financial Officer, with a stockholding target of 60,000 shares; and

•	Mr. Soliday’s stockholding target was increased from 7,500 shares to 15,000 shares upon his promotion to Senior Vice President.
Each of Messrs. Okerstrom, Pickerill and Soliday have five years from their appointment to their current position to reach their new stockholding targets. Mr. Dzielak has not yet met his minimum share target. As a result, each of Messrs. Okerstrom, Pickerill, Dzielak and Soliday are required to retain 25% of the net shares received from any exercised options or any vested RSU.
Hedging Policy
The Expedia Group, Inc. Securities Trading Policy prohibits employees, including executive officers, from engaging in short sales with respect to Expedia Group securities or the purchase, sale or issuance of options or rights relating to Expedia Group securities. This prohibition extends to various forms of hedging or monetization transactions.
Incentive Compensation Clawback Policy
In March 2018, the Expedia Group Board of Directors adopted, and delegated authority to the Compensation Committee to administer, an Incentive Clawback Policy that applies to compensation granted to current and former executives after January 1, 2018. The Policy provides that in the event of either (i) a material accounting restatement resulting from material noncompliance with financial reporting requirements, or (ii) misconduct that involves a material violation of law or the Company’s policies resulting in significant harm to the Company, the Compensation Committee is authorized to recover any excess incentive compensation that was received by certain employees, including current and former executive officers, taking into account such factors as the Compensation Committee deems appropriate. In addition, equity award agreements for all employees, including the named executive officers, provide for the recovery of equity-based compensation realized during the two years prior to an employee’s termination of employment for cause.
Tax Matters
Expedia Group has endeavored to structure its compensation policies to qualify as performance-based under Section 162(m) whenever reasonably possible to do so while meeting Expedia Group’s compensation objectives. For purposes of allowing Expedia Group to deduct employee compensation in accordance with Section 162(m), the Compensation Committees made all annual bonuses payable to named executive officers for 2017 and vesting of Mr. Okerstrom’s September 2017 restricted stock unit grant subject to the satisfaction of performance goals. However, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. As a result, compensation paid to our named executive officers after December 31, 2017 in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain binding contracts in place as of November 2, 2017 and which were not materially modified after that date. While we currently expect that the transition relief would apply to Mr. Okerstrom’s 2017 RSU award, it appears that the transition relief was not intended to apply to programs with a discretionary component such as our annual bonus plan which would mean that annual bonus payments made to our NEOs in 2018 for service in 2017 may not be deductible. However, the Department of Treasury is expected to issue additional technical guidance, including with respect to the application of transition relief, which may affect our preliminary conclusions. Additionally, under applicable Internal Revenue Service rules, the personal use of corporate aircraft leads to a disallowance of the deduction by Expedia Group for tax purposes of certain airplane-related costs.
The Compensation Committees intend to consider the potential impact of Section 162(m) on compensation decisions, but reserves the right to approve compensation for an executive officer that exceeds the deduction limit of Section 162(m) in order to provide competitive compensation packages.

Change in Control
Under the Expedia Group 2005 Plan, the named executive officers are entitled to accelerated vesting of equity awards in the event of a change in control of Expedia Group. The Compensation Committees believe that accelerated vesting of equity awards in connection with change in control transactions would provide an incentive for these executives to continue to help execute successfully such a transaction from its early stages until closing.
For a description and quantification of these change in control benefits, please see the section below titled “Executive Compensation-Potential Payments Upon Termination or Change in Control.”
Severance
Each of Messrs. Okerstrom, Pickerill and Dzielak have employment agreements with Expedia Group pursuant to which, in the event of a qualifying termination and subject to the executive executing a release of claims agreement:

•
Expedia Group will continue to pay base salary to (i) Messrs. Okerstrom and Pickerill through the longer of the end of the term of the employment agreement (subject to a maximum of 36 months for Mr. Okerstrom only) and 12 months, and (ii) to Mr. Dzielak for 12 months, except that Expedia Group may, at its sole discretion, choose to extend the payment period to 18 months (whether 12 or 18 months, the “Dzielak Continuation Period”), in each case payable in equal biweekly installments and provided that such payments will be offset by any amount earned by the executive from another employer during the relevant period;

•
Expedia Group will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which termination of employment occurs, payable in a lump sum at the time such annual bonus would otherwise have been paid;

•
Expedia Group will pay an amount equal to COBRA health insurance coverage for a period of 12 months for Messrs. Okerstrom and Pickerill and for the Dzielak Continuation Period for Mr. Dzielak, in each case payable in a lump sum;

•
except as described below with respect to certain long-term incentive stock option awards, all equity holdings that otherwise would have vested during the 12-month period following termination of employment will accelerate, provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and

•
Messrs. Okerstrom, Pickerill and Dzielak will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

Upon an executive’s termination of employment by the Company without cause (other than by reason of death or disability) or resignation by the executive for Good Reason, certain stock option grants vest on a pro rated basis for each full month from the date of grant to the applicable termination date (or, in the case of Mr. Okerstrom only, the first anniversary of the termination date) and, in the case of such options subject to satisfaction of a stock price goal, subject to the achievement of such stock price goal. Stock option awards with special monthly pro-rated severance provisions include performance-based and service-based stock options granted to Mr. Okerstrom on March 7, 2017, performance-based options granted to Mr. Okerstrom on September 15, 2017, as well as the 2018 Performance-Based Options granted to Messrs. Okerstrom, Pickerill and Dzielak and 2018 Cliff-Vest Options granted to Messrs. Pickerill and Dzielak, as described above in the section titled “Subsequent Compensation Approvals - 2018 Special Long-Term Equity Awards.”

Non-Competition & Non-Solicitation Provisions. Messrs. Okerstrom, Pickerill and Dzielak will be restricted from competing with the Company and from soliciting Company employees and business partners during a period following termination of their employment for any reason. For Messrs. Okerstrom and Pickerill the applicable period is the longer of the term of their employment agreement and eighteen months, and in the case of Mr. Dzielak it is the Dzielak Continuation Period.
Offset Provisions. Any cash payments made in connection with the severance provisions described above shall be offset by any cash amounts earned from another employer during the applicable time period.
The foregoing arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements.

COMPENSATION COMMITTEE REPORT

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in the Company’s 2018 proxy statement.

Members of the Compensation Committee:
Jonathan L. Dolgen (Co-Chairman)
Peter M. Kern (Co-Chairman)
Pamela L. Coe
Craig A. Jacobson
Members of the Section 16 Committee:
Jonathan L. Dolgen (Co-Chairman)
Peter M. Kern (Co-Chairman)
Craig A. Jacobson

EXECUTIVE COMPENSATION

2017 Summary Compensation Table
The table below sets forth certain information regarding the compensation earned during the fiscal year ended December 31, 2017 by the following “named executive officers”: (i) Expedia Group’s Chief Executive Officer, former Chief Executive Officer, and Chief Financial Officer; and (ii) three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Barry Diller	2017	465,000	1,000,000	—	6,840,950	560,895	8,866,845
Chairman and Senior Executive	2016	465,000	1,000,000	—	6,465,841	618,785	8,549,626
	2015	465,000	2,000,000	—	6,505,933	952,863	9,923,796

Mark D. Okerstrom	2017	824,039	1,250,000	3,480,000	25,158,318	8,100	30,720,457
President and Chief Executive Officer (former Chief Financial Officer)	2016	750,000	750,000	—	16,632,057	54,333	18,186,390
	2015	750,000	1,750,000	—	3,347,118	21,853	5,868,971

Dara Khosrowshahi	2017	726,335	—	249,916	—	7,138	983,389
former President and Chief Executive Officer	2016	1,000,000	1,375,000	—	—	73,688	2,448,688
	2015	1,000,000	2,750,000	—	90,845,602	7,950	94,603,552

Alan R. Pickerill	2017	346,654	325,000	—	2,009,143	6,202	2,686,999
Executive Vice President, Chief Financial Officer, and Treasurer

Robert J. Dzielak	2017	595,193	600,000	—	2,007,402	5,683	3,208,278
Chief Legal Officer and Secretary	2016	575,000	575,000	—	2,031,978	5,683	3,187,661
	2015	550,962	900,000	1,080,954	1,891,849	7,950	4,431,715

Lance A. Soliday	2017	313,269	132,530	—	336,641	6,052	788,492
Senior Vice President, Chief Accounting Officer and Controller	2016	278,269	110,000	—	224,243	6,012	618,524

(1)
Reflects base salary earned during the relevant fiscal year. For Mr. Khosrowshahi, reflects $711,539 in base salary compensation received prior to his resignation as President and Chief Executive Officer on August 31, 2017, as well as $14,796 for his services as a non-employee director commencing on September 1, 2017. See the sections above titled “Compensation Discussion and Analysis—Compensation Program Elements—Base Salary” and “Compensation Discussion and Analysis—Compensation Program Elements—Compensation Arrangements relating to 2017 Chief Executive Officer and Chief Financial Officer Transition” for descriptions of changes to annual base salaries during 2017.

(2)
The amounts in the Bonus column reflect annual cash bonuses paid to named executive officers for performance in the relevant fiscal year. See the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Annual Cash Bonuses” for a description of the 2017 cash bonuses that were paid in 2018.

(3)
Includes aggregate grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be recognized by the named executive officers. Stock Awards consist of restricted stock units valued using the closing price of Expedia Group common stock on the Nasdaq Stock Market on the day immediately preceding the grant date. For Mr. Khosrowshahi, the Stock Awards consist of RSUs awarded upon appointment to the Board, see section entitled "Compensation of Directors." In addition, in the case of the Performance Options granted to Mr. Okerstrom on September 15, 2017, the Monte Carlo valuation model was used. For details regarding the assumptions used to calculate these amounts in 2017, see footnote 2 to the table below entitled, “2017 Grants of Plan-Based Awards.”

(4)	Additional information regarding certain components of amounts reflected in the “All Other Compensation” is as follows:

	Barry Diller	Dara Khosrowshahi	Mark D. Okerstrom	Alan R. Pickerill	Robert J. Dzielak	Lance A. Soliday
Corporate Aircraft(a)	$505,237	—	—	—	—	—
401(k) Company Match(b)	—	$7,138	$8,100	$6,202	$5,683	$6,052
Miscellaneous(c)	$55,658	—	—	—	—	—

(a)
Reflects the incremental cost to Expedia Group for personal use of corporate aircraft jointly owned by each of Expedia Group and IAC (or charter aircraft in the event the jointly-owned aircraft are temporarily unavailable). In 2017, the incremental cost to Expedia Group for Messrs. Diller, Khosrowshahi and Okerstrom’s personal use of these aircraft is based on the average variable operating cost to Expedia Group. Variable operating costs include fuel, certain maintenance costs, navigation fees, onboard catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours such aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use (for the jointly-owned aircraft, including flights to the hangar or other locations without passengers, commonly referred to as “deadhead” flights), to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots’ salaries, purchase costs, insurance, scheduled maintenance and non-trip-related hangar expenses in the case of the jointly-owned aircraft, and purchase costs and management fees in the case of the fractional interest aircraft. For personal use of the corporate aircraft during 2017, Messrs. Khosrowshahi and Okerstrom reimbursed the Company up to the maximum amount permitted under Federal Aviation Administration regulations. Executive officers occasionally have family members or other guests accompany them on business and personal trips, at minimal incremental cost to the Company. While travel by family members or other guests does not result in any incremental cost to the Company, such travel does result in the imputation of taxable income to such executive officers, the amount of which is calculated in accordance with applicable IRS regulations. See the section above titled “Compensation Discussion and Analysis- Compensation Program Elements-Other Compensation” for a description of the Company’s policy regarding the personal use of Company aircraft by executive officers.

(b)
Represents matching contributions of Expedia Group under the Company's 401(k) Retirement Savings Plan. Under this plan as in effect through December 31, 2017, Expedia Group matches $0.50 for each dollar a participant contributes, up to the first 6% of eligible compensation, subject to limits imposed by the Internal Revenue Code.

(c)
Represents the total amount of other benefits provided to Mr. Diller, none of which individually exceeded 10% of the total value of all perquisites and personal benefits. In connection with the IAC/Expedia Group Spin-Off, Expedia Group and IAC agreed that, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources for the benefit of both companies, certain expenses associated with such usage would be shared between Expedia Group and IAC. Mr. Diller is provided with the use of certain automobiles for business and personal purposes and certain IAC-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. In 2017, Expedia Group and IAC covered 50% and 50% of these costs, respectively.

2017 Grants of Plan-Based Awards
During fiscal year 2017, the Compensation Committee or Section 16 Committee, as appropriate, approved stock option awards to the named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(#)(3)	Grant Date Fair Value of Option Awards ($)(4)

Barry Diller	02/28/2017	150,000	$119.04	$119.04	—	$6,840,950
Mark D. Okerstrom-Annual Options	02/28/2017	135,000	119.04	119.04	—	3,871,419
Mark D. Okerstrom- Promotion Options	09/15/2017	300,000	142.13	142.13	—	9,685,899
Mark D. Okerstrom-Promotion Options (Performance)	09/15/2017	300,000	142.13	142.13	—	11,601,000

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(#)(3)	Grant Date Fair Value of Option Awards ($)(4)
Mark D. Okerstrom-Promotion RSUs (Cliff Vest)	09/15/2017	—	—	139.20	25,000	3,480,000
Dara Khosrowshahi(1)	—	—	—	—	—	—
Alan R. Pickerill-Annual Options	02/28/2017	13,768	119.04	119.04	—	394,827
Alan R. Pickerill-Promotion Options	09/15/2017	50,000	142.13	142.13	—	1,614,316
Robert J. Dzielak	02/28/2017	70,000	119.04	119.04	—	2,007,402
Lance A. Soliday	02/28/2017	11,739	119.04	119.04	—	336,641

(1)
As President and Chief Executive Officer, Mr. Khosrowshahi did not receive any equity awards in 2017. However, in September 2017, upon continuation of his director services as a non-employee director, Mr. Khosrowshahi received 1,686 RSUs, see table above titled "2017 Summary Compensation Table" and related footnote 3.

(2)
All options have a seven-year term and all options other than the Performance Options granted to Mr. Okerstrom on September 15, 2017, vest in four equal installments commencing on the first anniversary of the grant date. The Performance Options award of 300,000 stock options granted on September 15, 2017 to Mr. Okerstrom are subject to his continued employment with the Company and satisfaction of a stock price goal of $200, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 15, 2021.

(3)
Represents the number of shares of Expedia Group common stock to be issued upon satisfaction of the conditions to vesting, without taking into account shares withheld to cover taxes, if any. The vesting of the Cliff Vest RSUs awarded on September 15, 2017 to Mr. Okerstrom is subject to his continued employment with the Company and is also subject to the achievement of performance goals relating either to stock price performance or world-wide hotel bookings, which goals have been satisfied. Mr. Okerstrom's Cliff Vest RSU award is described in further detail in the section above titled "Compensation Discussion and Analysis--Compensation Program Elements--Compensation Arrangements relating to 2017 Chief Executive Officer and Chief Financial Officer Transitions."

(4)
These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. For stock options, reflects the full grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology, except for Performance Options granted to Mr. Okerstrom on September 15, 2017, which uses the Monte Carlo valuation model. The Black-Scholes model incorporates various other assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility of our common stock and other relevant factors. The expected term is based on our historical experience and on the terms and conditions of the stock option awards granted to employees. For option awards granted to the named executive officers during 2017, the Black-Scholes and Monte Carlo option pricing model assumptions were as follows:

	Grant Date	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Barry Diller	02/28/2017	7.00	2.07	37.99	0.94
All other named executive officers	02/28/2017	3.50	1.55	32.77	0.94
Mark D. Okerstrom-Promotion Options	09/15/2017	3.50	1.60	30.35	0.84
Mark D. Okerstrom-Performance Options	09/15/2017	5.50	1.86	36.80	0.85
Alan R. Pickerill-Promotion Options	09/15/2017	3.50	1.60	30.35	0.84

Outstanding Equity Awards at 2017 Year-End
The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2017. The market value of the RSUs is based on the closing price of Expedia Group common stock on the Nasdaq Stock Market on December 29, 2017, the last trading day of the year, which was $119.77.

		Option Awards						Stock Awards
								Equity Incentive Plan Awards:
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Barry Diller	03/01/2011	49,868	(2)	—		18.63	03/01/2018	—		—
	03/13/2013	100,000	(3)	—		65.75	03/13/2020	—		—
	02/26/2014	75,000		25,000	(3)	78.52	02/26/2021	—		—
	02/27/2015	75,000		75,000	(4)	91.75	02/27/2022	—		—
	02/25/2016	37,500		112,500	(4)	105.13	02/25/2023	—		—
	02/28/2017	—		150,000	(4)	119.04	02/28/2024	—		—

Mark D. Okerstrom	02/28/2012	25,000	(5)	—		33.79	02/28/2019	—		—
	03/13/2013	100,000	(3)	—		65.75	03/13/2020	—		—
	02/26/2014	75,000		25,000	(3)	78.52	02/26/2021	—		—
	03/06/2014	37,500		12,500	(3)	74.71	03/06/2021	—		—
	09/08/2014	—		—		—	—	2,846	(9)	340,865
	02/27/2015	57,500		57,500	(4)	91.75	02/27/2022	—		—
	02/25/2016	28,750		86,250	(4)	105.13	02/25/2023	—		—
	03/07/2016	—		225,000	(6)	105.39	03/07/2023	—		—
	03/07/2016	—		175,000	(7)	105.39	03/07/2023	—		—
	02/28/2017	—		135,000	(4)	119.04	02/28/2024	—		—
	09/15/2017	—		300,000	(4)	142.13	09/15/2024	—		—
	09/15/2017	—		300,000	(8)	142.13	09/15/2024	—		—
	09/15/2017	—		—		—	—	25,000	(10)	$2,994,250

Dara Khosrowshahi	07/31/2012	150,000	(11)	—		56.99	07/31/2019	—		—
	03/13/2013	200,000	(3)	—		65.75	03/13/2020	—		—
	02/26/2014	150,000		50,000	(3)	78.52	02/26/2021	—		—
	02/27/2015	125,000		125,000	(5)	91.75	02/27/2022	—		—
	03/31/2015	—		320,000	(12)	95.00	03/31/2022	—		—
	09/02/2017	—		—		—	—	1,686	(13)	$201,932

Alan R. Pickerill	03/13/2013	500	(3)	—		65.75	03/13/2020	—		—
	02/26/2014	2,000		2,500	(3)	78.52	02/26/2021	—		—
	02/27/2015	2,100		4,250	(4)	91.75	02/27/2022	—		—
	02/25/2016	1,250		7,500	(4)	105.13	02/25/2023	—		—
	04/08/2016	—		—		—	—	1,628	(3)	$194,986
	02/28/2017	—		13,768	(4)	119.04	02/28/2024	—		—
	09/15/2017	—		50,000	(4)	142.13	09/15/2024	—		—

Robert J. Dzielak	03/13/2013	35,232	(3)	—		65.75	03/13/2020	—		—
	02/26/2014	48,750		16,250	(3)	78.52	02/26/2021	—		—
	02/27/2015	32,500		32,500	(4)	91.75	02/27/2022	—		—
	02/27/2015	—		—		—	—	5,796	(3)	$694,187
	02/25/2016	17,500		52,500	(4)	105.13	02/25/2023	—		—
	02/28/2017	—		70,000	(4)	119.04	02/28/2024	—		—

Lance A. Soliday	02/28/2012	11,600	(5)	—		33.79	02/28/2019	—		—

		Option Awards						Stock Awards
								Equity Incentive Plan Awards:
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

	03/13/2013	9,000	(3)	—		65.75	03/13/2020	—	—
	02/26/2014	6,750		2,250	(3)	78.52	02/26/2021	—	—
	02/27/2015	3,750		3,750	(4)	91.75	02/27/2022	—	—
	02/25/2016	1,931		5,794	(4)	105.13	02/25/2023	—	—
	02/28/2017	—		11,739	(4)	119.04	02/28/2024	—	—

(1)
Represents the date on which the original grant was approved by the applicable compensation committee. All share and per share amounts have been adjusted to reflect the Company’s one-for-two reverse stock split effected and the impact of the TripAdvisor Spin-Off, both completed on December 20, 2011.

(2)	Options vested in full on March 1, 2015, the fourth anniversary of the grant date.

(3)	Options, or RSUs, as the case may be, vest in four equal installments commencing on the first anniversary of the grant date.

(4)	Options vest in four equal installments commencing on February 15 in each of the first four years following the grant date.

(5)	Options vested in full on February 28, 2016, the fourth anniversary of the grant date.

(6)	Options vest in two equal installments on March 7, 2019 and March 7, 2021.

(7)
Options vest in full in one installment on September 7, 2021, subject to satisfaction of a stock price goal of $180, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021.

(8)
Options vest in full in one installment on September 15, 2021, subject to satisfaction of a stock price goal of $200, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 15, 2021.

(9)
RSUs vest in full in four equal installments commencing on the first anniversary of the grant date, and are subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings, which goals have been satisfied.

(10)
RSUs vest in full in one installment on September 15, 2021, and are subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings, which goals have been satisfied.

(11)	Options vested in full on July 31, 2016, the fourth anniversary of the grant date.

(12)
Options to vest in one installment on September 30, 2020, subject to satisfaction of a stock price goal of $170, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2020.

(13)	RSUs awarded pursuant to non-employee director compensation program. Mr. Khosrowshahi became eligible to receive compensation for his director services as of September 2, 2017.

2017 Option Exercises and Stock Vested
The following table provides information regarding Expedia Group stock options exercised by and Expedia Group restricted stock unit awards vested for the named executive officers during 2017.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Barry Diller	99,737	(4)	$9,908,871	—	—
Mark D. Okerstrom	25,000		2,910,339	2,845	$402,311
Dara Khosrowshahi	448,928		43,204,343	—	—
Alan R. Pickerill	12,300		1,018,461	542	65,517
Robert J. Dzielak	35,001		3,066,249	2,898	350,310
Lance A. Soliday	6,873		773,816	—	—

(1)
Represents the value of exercised options calculated by multiplying (i) the number of shares of Expedia Group’s common stock to which the exercise of the option related by (ii) the difference between the market price of Expedia Group's common stock at exercise and the exercise price of the options.

(2)	Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.

(3)
Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of Expedia Group common stock on the Nasdaq Stock Market on the vesting date or if the vesting occurred on a day on which the Nasdaq Stock Market was closed for trading, the next trading day.

(4)
Mr. Diller exercised options to purchase 99,737 shares of Expedia Group common stock, of which 17,547 shares were withheld and concurrently cancelled by the Company to cover the exercise price, and 44,774 shares were withheld and concurrently cancelled to cover tax obligations, with a net delivery of 37,416 shares. These options were granted to Mr. Diller in February 2010. Mr. Diller exercised the options in 2017 because the options were scheduled to expire. Mr. Diller holds the net shares acquired upon exercise.

Potential Payments Upon Termination or Change in Control
Certain of our employment agreements, compensation plans, and equity award agreements entitle some of our named executive officers to salary continuation, accelerated vesting of equity awards and other severance benefits in the event of a change in control of the Company and/or upon the termination of the executive’s employment with Expedia Group (or, in the case of Mr. Khosrowshahi, his service on the Expedia Group Board of Directors) under specified circumstances. These plans and agreements are described below as they apply to our named executive officers.
Employment Agreement Severance Provisions
Qualifying Termination. Each of Messrs. Okerstrom, Pickerill and Dzielak have entered into an employment agreement with Expedia Group, pursuant to which, in the event of such executive’s termination of employment by the Company without cause (other than by reason of his death or disability) or by the executive for good reason (together, a “Qualifying Termination”) and subject to the executive executing a release of claims agreement:

•
Expedia Group will continue to pay base salary to Messrs. Okerstrom and Pickerill through the longer of the end of the term of the employment agreement (subject to a maximum of 36 months for Mr. Okerstrom only) and 12 months and to Mr. Dzielak for 12 months, except that Expedia Group may, at its sole discretion, choose to extend the payment period to 18 months (whether 12 or 18 months, the “Dzielak Continuation Period”), in each case payable in equal biweekly installments and provided that such payments will be offset by any amount earned by the executive from another employer during the relevant period;

•
Expedia Group will pay an amount equal to COBRA health insurance coverage for a period of 12 months for Messrs. Okerstrom and Pickerill and for the Dzielak Continuation Period for Mr. Dzielak in each case payable in a lump sum;

•
except as described below under “Okerstrom Long-Term Equity Awards” with respect to the stock option awards granted to Mr. Okerstrom on March 7, 2016 and September 15, 2017, all equity holdings that otherwise would have vested during the 12-month period following termination of employment will accelerate, provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and

•
Messrs. Okerstrom, Pickerill and Dzielak will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options

In addition, Messrs. Okerstrom, Pickerill and Dzielak will be restricted from competing with the Company and from soliciting Company employees and business partners during a period following termination of their employment for any reason. For Messrs. Okerstrom and Pickerill the applicable period is the longer of the term of their employment agreement and eighteen months, and in the case of Mr. Dzielak it is the Dzielak Continuation Period. Any cash payments made in connection with the severance provisions described above shall be offset by any cash amounts earned from another employer during the applicable time period.
As defined in the Okerstrom, Dzielak and Pickerill employment agreements:

•
“Good reason” means the occurrence of any of the following without the executive’s consent (i) the Company’s material breach of any material provision of the executive’s employment agreement, (ii) the material reduction in the executive’s title, duties or reporting responsibilities, (iii) a material reduction in the executive’s base salary, or (iv) the relocation of the executive’s principal place of employment more than 50 miles outside of the Seattle metropolitan area, in each case, following a requisite notice and cure period in favor of the Company; and

•
“Cause” means the executive’s (i) plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense, (ii) material breach of a fiduciary duty owed to the Company or any of its subsidiaries, (iii) material breach of any of the covenants made pursuant to the executive’s employment agreement, (iv) willful or gross neglect of the material duties required by the executive’s employment agreement, or (v) knowing and material violation of any Company policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest, subject to certain qualifications.

Mr. Diller does not have employment agreement with the Company, and Mr. Soliday has entered into the Company's standard at-will employment agreement, which does not include severance provisions. Mr. Khosrowshahi has not been an employee of the Company since his resignation in September 2017.
Expedia Group 2005 Plan Change in Control Equity Acceleration
Pursuant to the Expedia Group, Inc. Fourth Amended and Restated 2005 Stock and Annual Incentive Plan (the “Expedia Group 2005 Plan”), in the event of a change in control, outstanding stock options and RSUs held by employees with a title of Senior Vice President or above, including each of our named executive officers other than Mr. Khosrowshahi, will become fully vested and, in the case of options, fully exercisable (“Single Trigger Event”). With respect to a Single Trigger Event, any restrictions applicable to restricted stock and RSUs will lapse, and RSUs will be considered earned and payable in full and will be settled in cash or shares of Expedia Group common stock as promptly as practicable, except to the extent such settlement must be delayed pursuant to the rules and regulations of Section 409A of the Code.
The Expedia Group 2005 Plan defines a “change in control” as follows:

•
another party, other than Mr. Diller, Liberty Expedia Holdings, Inc. or their respective affiliates, acquires the beneficial ownership of at least 50% of the Company’s outstanding voting stock, with certain exceptions;

•
the members of the Board as of the date the Expedia Group 2005 Plan was adopted by the Board (the “incumbent Board members”) cease to constitute a majority of the Board (with replacement directors that are endorsed by a majority of the Company directors who are incumbent Board members generally counting as incumbent Board members);

•
the Company consummates a merger, reorganization or consolidation with another party, or the sale or other disposition of all or substantially all of the Company’s assets or the purchase of assets or stock of another entity (“Business Combination”), unless (A) all or substantially all of the beneficial stockholders of the Company immediately prior to such Business Combination retain more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from the Business Combination in substantially the same proportions as their ownership of voting stock immediately prior to such Business Combination, (B) no person (excluding Mr. Diller, Liberty Expedia Holdings, Inc. and their respective affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from the Business Combination were incumbent members of the Company’s Board at the time of the initial agreement or Board action providing for such Business Combination; or

•	the Company’s stockholders approve the complete liquidation or dissolution of the Company.

Incremental Vesting Equity Awards
Other than new-hire grants or special equity awards, stock option and RSU awards to employees, including the named executive officers, are generally subject to incremental vesting whereby 25% of the stock option or RSU award vests and becomes exercisable in each of the four years following the grant, subject to continued service with us through each applicable vesting date (“Incremental Vesting Equity Awards”).
Each of our named executive officers held Incremental Vesting Equity Awards that were unvested as of December 31, 2017. In the event of a change in control, these equity awards vest as described in the section above titled “Expedia Group 2005 Plan Change in Control Equity Acceleration”, the section below titled “Khosrowshahi Equity,” and, if applicable, in the section above titled “Employment Agreement Severance Provisions” upon a Qualifying Termination.
Khosrowshahi Equity
Khosrowshahi Equity Treatment Agreement. Pursuant to an Equity Treatment Agreement effective as of September 20, 2017 (the “Khosrowshahi ETA”), Mr. Khosrowshahi retained the following unvested equity awards as of December 31, 2017 (the “Retained Khosrowshahi Awards”), which will vest on the original vesting schedules, subject to his continued service as a member of the Board:

•	50,000 stock options, with a $78.52 per share exercise price (the “Retained 2014 Options”);

•	125,000 stock options, with a $91.75 per share exercise price (the "Retained 2015 Options”); and

•
320,000 stock options, with a $95.00 per share exercise price, scheduled to vest on September 30, 2020, subject to satisfaction of a $170 Company stock price goal (the “Retained DK Performance Options,” together with the Retained 2014 Options and the Retained 2015 Options, the “Retained DK Options”).

In the event of a Change in Control, the Retained DK options will vest in full. In addition, in the event of the acquisition for cash by Liberty Expedia Holdings, Inc. or any of its affiliates of beneficial ownership of 100% of the outstanding Company voting securities (as defined in the Expedia Group 2005 Plan), the Retained DK Performance options will vest in full. In the event Mr. Khosrowshahi ceases to be a member of the Expedia Group Board of Directors prior to the applicable vesting date for any reason, the Retained DK Options will be forfeited.
Director RSUs. Upon his resignation as President and Chief Executive Officer of the Company, Mr. Khosrowshahi became entitled to receive standard non-employee director compensation in accordance with the Company’s compensation policies and practices for the Board, which included an initial grant of 1,686 RSUs on September 2, 2017 that vests in equal installments on the first three anniversaries of the date of grant, subject to Mr. Khosrowshahi’s continued service as a member of the Board (the “Khosrowshahi Director RSUs”). In the event of a Change in Control (as defined in the Expedia Group 2005 Plan), the Khosrowshahi Director RSUs will vest in full. If Mr. Khosrowshahi ceases to be a member of the Expedia Group Board of Directors for any reason, the Khosrowshahi Director RSUs will be forfeited.
Okerstrom Long-Term Equity Awards
On March 7, 2016, Mr. Okerstrom was granted the following long-term equity awards:

•
an award of 225,000 stock options that vest 50% on each of the third and fifth anniversaries of the date of grant, subject to Mr. Okerstrom’s continued employment with the Company (the “2016 Okerstrom Cliff Vest Options”); and

•
an award of 175,000 stock options that are subject to Mr. Okerstrom’s continued employment with the Company and satisfaction of a stock price goal of $180, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021 (the “2016 Okerstrom Performance Options” and together with the 2016 Okerstrom Cliff Vest Options, the “2016 Okerstrom Long-Term Stock Option Awards”).

The exercise price for the 2016 Okerstrom Long-Term Stock Option Awards is $105.39.
On September 15, 2017, Mr. Okerstrom was granted the following equity awards:

•
an award of 300,000 stock options with an exercise price of $142.13 that are subject to Mr. Okerstrom’s continued employment with the Company and satisfaction of a stock price goal of $200, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 15, 2021 (the “2017 Okerstrom Performance Options”); and

•
an award of 25,000 restricted stock units with a vest date of September 15, 2021, which was subject to the satisfaction of performance goals that were met, as determined by the Compensation Committee during the first quarter of 2018 (the "2017 Okerstrom Cliff Vest RSUs").

In the event of a Qualifying Termination, the 2016 Okerstrom Long-Term Stock Option Awards and the 2017 Okerstrom Performance Options will vest on a pro-rated basis for each full month from the date of grant to the first anniversary of the termination date and, in the case of the 2016 Okerstrom Performance Options and the 2017 Okerstrom Performance Options, subject to the achievement of the applicable stock price goal. In the event of a Qualifying Termination, the 2017 Okerstrom Cliff Vest RSUs will vest as described above in the section titled "Employment Agreement Severance Provisions" for equity awards that vest less frequently than annually.
In the event Mr. Okerstrom resigns his employment for good reason or the Company terminates his employment other than for cause, death or disability, the 2016 Okerstrom Long-Term Stock Option Awards and the 2017 Okerstrom Performance Options will vest on a pro-rated basis for each full month from the date of grant to the first anniversary of the termination date and, in the case of the 2016 Okerstrom Performance Options and the 2017 Okerstrom Performance Options, subject to the achievement of the applicable stock price goal.
In the event of a Change in Control (as defined in the Expedia Group 2005 Plan), the 2016 Okerstrom Long-Term Stock Option Awards and the 2017 Okerstrom Performance Options will vest in full.
Estimated Potential Incremental Payments Upon Termination or Change in Control
The table below describes and quantifies certain amounts that would become payable to our named executives upon certain terminations of employment or change in control events, assuming that the relevant event occurred on December 31, 2017. These amounts, which exclude the effect of any applicable taxes, are based on:

•	the named executive’s base salary as of December 31, 2017;

•	the number of stock options or RSUs outstanding as of December 31, 2017; and

•	the closing price of Expedia Group common stock on December 29, 2017 ($119.77).
These amounts are estimates of the incremental amounts that would be paid out to the executive upon such relevant event. The actual amounts to be paid out can only be determined at the time of the relevant event, if any. In addition to these amounts, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued but unpaid salary, will generally be payable to our named executives.

Name and Benefits	Qualifying Termination (1)($)	Qualifying Termination & Stock Price Performance Goal Satisfied ($)	Change in Control (2)($)	Liberty Cash Acquisition (3)($)
Barry Diller
Incremental Vesting Equity Awards	—	—	4,889,250	—

Total Estimated Incremental Value	—	—	4,889,250	—

Mark D. Okerstrom
Cash Severance (salary)	3,010,989	—	—	—
Health and Benefits	24,049	—	—	—
Incremental Vesting Equity Awards	3,186,358	—	4,907,765	—
2016 Okerstrom Cliff Vest Options	—	2,372,700	3,235,500	—
2016 Okerstrom Performance Options(4)	—	1,258,250	2,516,500	—
2017 Okerstrom Performance Options(5)	—	0	0	—
2017 Okerstrom Cliff Vest RSUs	748,563	—	2,994,250	—

Total Estimated Incremental Value	6,969,959	3,630,950	10,659,765	—

Dara Khosrowshahi
Retained 2014 and 2015 Options	—	—	5,565,000	—
Director RSUs	—	—	201,932	—
Retained DK Performance Options	—	—	7,926,400	7,926,400
	—	—
Total Estimated Incremental Value	—	—	13,693,332	7,926,400

Name and Benefits	Qualifying Termination (1)($)	Qualifying Termination & Stock Price Performance Goal Satisfied ($)	Change in Control (2)($)	Liberty Cash Acquisition (3)($)
Alan R. Pickerill
Cash Severance (salary)	1,222,655	—	—	—
Health and Benefits	23,506	—	—	—
Incremental Vesting Equity Awards	266,815	—	537,046	—

Total Estimated Incremental Value	1,512,976	—	537,046	—

Robert J. Dzielak
Cash Severance (salary)	601,648	—	—	—
Health and Benefits	8,822	—	—	—
Incremental Vesting Equity Awards	1,741,706	—	3,094,849	—

Total Estimated Incremental Value	2,352,176	—	3,094,849	—

Lance A. Soliday
Incremental Vesting Equity Awards	—	—	291,281	—

Total Estimated Incremental Value	—	—	291,281	—

(1)
Qualifying Termination described in the section above titled “Employment Agreement Severance Provisions - Qualifying Termination.” “Health and Benefits” relates to the payment of an amount equal to COBRA health insurance coverage for a period of 12 months following termination of employment for Messrs. Okerstrom, Pickerill and Dzielak.

(2)	Upon a Change in Control (as defined in the Expedia Group 2005 Plan), all unvested equity awards held by the named executive officers vest in full.

(3)
The Retained DK Performance Options vest in full upon the acquisition for cash by Liberty Expedia Holdings or any of its affiliates of beneficial ownership of 100% of the outstanding company voting securities, subject to Mr. Khosrowshahi’s continued service as a member of the Board on the date of such event.

(4)
Reflects incremental value of pro rated vesting as of December 31, 2017. However, vesting of the 2016 Okerstrom Performance Options would remain subject to satisfaction of the $180 stock price performance goal on September 30, 2021.

(5)
Reflects incremental value of pro rated vesting as of December 31, 2017. However, vesting of the 2017 Okerstrom Performance Options would remain subject to satisfaction of the $200 stock price performance goal on September 15, 2021.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, we are providing the information below regarding the ratio of the annual total compensation of our median compensated employee to that of our Chief Executive Officer (the “CEO Pay Ratio”).
Identifying Our Median Compensated Employee
When determining our median compensated employee, we included the following compensation elements for our global employee population other than our President /Chief Executive Officer, including employees of our consolidated subsidiaries, as of November 1, 2017 (the “Determination Date”) using foreign exchange rates in effect on the Determination Date for non-domestic employees:

•
annual salary, which for hourly employees was calculated based on hourly rates and total scheduled 2017 hours as of the Determination Date, and for all other employees was calculated based on their salary in effect on the Determination Date;

•	annual cash bonus (including cash incentive plan payments), which was calculated based on an employee’s target percentage times base salary in effect on the Determination Date; and

•	equity-based compensation, which was calculated based on target equity award levels as of the Determination Date, taking into account an employee’s role and level.
On the Determination Date, our global employee population for purposes of the median employee determination was 22,152 employees (comprised of 10,227 domestic and 11,925 international employees), including full-time and part-time employees, interns, trainees, and fixed term contractors who are paid directly by the Company. This determination process identified in a median group consisting of several employees and a representative employee was selected from that group, taking into account demographic characteristics that best represent a typical Expedia Group employee, including tenure, location, role and responsibilities.
Median Employee’s Total 2017 Compensation
Having identified our median compensated employee, we then calculated that employee’s actual 2017 total annual compensation in accordance with the SEC’s requirements for reporting named executive officer compensation in the Summary Compensation Table, resulting in 2017 annual total compensation of $71,696.
CEO’s Total 2017 Compensation
The Company had two non-concurrent chief executive officers who served during fiscal year 2017. Effective August 31, 2017, Mr. Okerstrom was appointed to serve as President and Chief Executive Officer, succeeding Mr. Khosrowshahi. For the purposes of the 2017 CEO Pay Ratio disclosure, we used Mr. Okerstrom’s 2017 total compensation as reported in the Summary Compensation Table on page 37, except that we annualized the base salary for Mr. Okerstrom in effect on the Determination Date, resulting in 2017 annual total compensation of $30,896,418.
2017 CEO Pay Ratio
The ratio of Mr. Okerstrom's annual total compensation for 2017 (which included long-term equity incentive compensation awarded in connection with his promotion to the role of President and Chief Executive Officer, as discussed below) to the median employee annual total compensation determined as described above, was 431:1.
Other Considerations
During 2017, in connection with his promotion to the position of Expedia Group’s President and Chief Executive Officer, Mr. Okerstrom received approximately $24.8 million in long-term equity incentive compensation, a significant portion of which is subject to long-term stock price goals. These long-term promotion equity awards represented approximately 80% of Mr. Okerstrom’s 2017 annual total compensation. Excluding his promotion equity awards but including his 2017 annual review equity award, the ratio of Mr. Okerstrom's 2017 annual total compensation to that of the median compensated employee would have been 85:1.
The pay ratio disclosure set forth above is a reasonable estimate calculated in a manner consistent with applicable SEC rules, based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the related pay ratio permit companies to use a wide range of methodologies, estimates and assumptions. As a result, the pay ratios reported by other companies may be based on other permitted methodologies and/or assumptions, and as a result, are likely not comparable to our pay ratio.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions
In general, the Company will enter into or ratify a “related person transaction” only when, pursuant to the Audit Committee Charter, it has been approved by the Audit Committee of the Board of Directors. Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). While we have no written policy, when a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of the Company and its stockholders.
The legal and accounting departments work with business units throughout the Company to identify potential related person transactions prior to execution. In addition, the Company takes the following steps with regard to related person transactions:

•
On an annual basis, each director, director nominee and executive officer of the Company completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•
Each director, director nominee and executive officer is expected to promptly notify the Company’s legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which the Company participates.

•	The Company performs a quarterly search of its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

•	Any reported transaction that the Company’s legal department determines may qualify as a related person transaction is referred to the Audit Committee.
If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.
Relationships Involving Significant Stockholders, Named Executive Officers and Directors.
Relationships Involving Mr. Diller
Expedia Group. Mr. Diller is the Chairman and Senior Executive of Expedia Group. Subject to the terms of an Amended and Restated Stockholders Agreement between Liberty Expedia Holdings and Mr. Diller, as amended as of November 4, 2016, Mr. Diller also holds the Diller Proxy to vote shares of Expedia Group common stock and Class B common stock beneficially owned by Liberty Expedia Holdings, which proxy has been assigned by Mr. Diller to Liberty Expedia Holdings as described below.
On November 4, 2016, Liberty Interactive redeemed a portion of the outstanding shares of its Liberty Ventures common stock in exchange for all of the outstanding shares of Liberty Expedia Holdings, which at that time was a wholly owned subsidiary of Liberty Interactive (the “Liberty Split-Off”). At the time of the Liberty Split-Off, Liberty Expedia Holdings’ assets included all of Liberty Interactive’s interest in Expedia Group. Pursuant to a Transaction Agreement among Mr. Diller, Liberty Interactive, Liberty Expedia Holdings, John C. Malone and Leslie Malone, dated as of March 24, 2016 and amended and restated effective as of September 22, 2016, at the time of the Liberty Split-Off, for a period ending not later than May 4, 2018 (the “Outside Date”), (i) Mr. Diller assigned the Diller Proxy to Liberty Expedia Holdings (the “Diller Assignment”) and (ii) Mr. and Mrs. Malone granted Mr. Diller an irrevocable proxy to vote all shares of Liberty Expedia Holdings Series A common stock and Series B common stock beneficially owned by them upon completion of the Liberty Split-Off or thereafter (the “Malone Proxy”), in each case, subject to certain limitations. On March 6, 2018, Liberty Expedia Holdings, Liberty Interactive, Mr. Malone, Mrs. Malone and Mr. Diller entered into a letter agreement, which amended the termination provisions of the Transaction Agreement to extend the Outside Date to May 4, 2019.
As a result, by virtue of the voting power associated with the Malone Proxy, the governance structure at Liberty Expedia Holdings and Mr. Diller’s continuing position as Chairman of Expedia Group’s Board of Directors, Mr. Diller will be able to elect the directors of Liberty Expedia Holdings who will determine how Liberty Expedia Holdings will exercise certain rights and vote the shares of Expedia Group common stock and Class B common stock beneficially owned by Liberty Expedia Holdings, and which Liberty Expedia Holdings has the power to vote, in the election of Expedia Group directors until the termination or expiration of the Diller Assignment and Malone Proxy, at which point (and by virtue of the termination of the Diller Assignment), unless the Diller Assignment and Malone Proxy terminate as a result of Mr. Diller’s death or disability, Mr. Diller will have the power to vote directly all shares of Expedia Group Common Stock and Class B Common Stock beneficially owned by Liberty Expedia Holdings.
Relationships Involving Expedia Group and IAC
Overview. Since the completion of the IAC/Expedia Group Spin-Off in 2005, Expedia Group and IAC have been related parties due to Mr. Diller’s voting power at the Expedia Group as described above, his executive role at each company, and the fact that he and certain members of his family collectively have sole voting and/or investment power over all shares of IAC Class B common stock outstanding. In connection with and following the IAC/Expedia Group Spin-Off, Expedia Group and IAC entered into certain arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of the Company aircraft and various commercial and other relationships, certain of which are described below.
Cost-Sharing Arrangements. Mr. Diller currently serves as Chairman and Senior Executive of both Expedia Group and IAC. Expedia Group and IAC have agreed, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller (“Shared Costs”). Cost sharing arrangements in effect during 2017 provided that each of Expedia Group and IAC cover 50% of the Shared Costs, which both companies agree best reflects the current allocation of actual time spent (and time to be spent) by Mr. Diller between the two companies. Shared Costs include costs for personal use of cars and equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff. During 2017, IAC billed Expedia Group for costs in the amount of approximately $430,000 pursuant to these arrangements.
Aircraft Arrangements. Each of Expedia Group and IAC currently hold a 50% ownership interest in two aircraft that may be used by both companies. Pursuant to an amended and restated operating agreement, Expedia Group and IAC share capital costs relating to jointly-owned aircraft equally and operating costs are shared pro rata based on actual usage. These costs are generally paid by each company to third parties. Members of the aircrafts’ flight crews are employed by an entity in which each of Expedia Group and IAC has a 50% ownership interest. In 2017, total payments of $2.5 million were made to this entity by Expedia Group. At any time when Mr. Diller ceases to serve as Chairman of either Expedia Group or IAC, each party will have a put right with respect to its interest in the jointly-owned aircraft for which it is not the primary user (such determination based on relative usage of the aircraft in question during the 12 months immediately preceding such event), in each case at fair market value.
On April 13, 2017, each of Expedia Group and IAC paid 50% of the $29.8 million in total costs (purchase price and related costs) to acquire the newer of the two jointly-owned aircraft discussed above, which went into service in November 2017. Following that purchase, each company jointly-owned three aircraft. The aircraft acquired in 2017 replaced an older jointly-owned aircraft that was subsequently sold in February 2018, with each company receiving 50% of the $7.5 million net sale proceeds.
Commercial Agreements. Since the spin-off from IAC, Expedia Group has continued to work with some of IAC’s businesses pursuant to a variety of commercial agreements, primarily involving advertising sales services provided by IAC businesses. Expedia Group believes that these arrangements are ordinary course and have been negotiated at arm’s length. For 2017, these agreements did not, individually or together with similar agreements, involve revenues to (or payments from) Expedia Group businesses in excess of $120,000.
Relationships Involving Expedia Group and Liberty Expedia Holdings
Governance Agreement. Liberty Interactive was a party to an Amended and Restated Governance Agreement with Expedia Group and Mr. Diller, dated December 20, 2011, which was assigned by Liberty Interactive to Liberty Expedia Holdings in connection with the Liberty Split-Off (the “Governance Agreement”). Under the Governance Agreement, Liberty Expedia Holdings has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) and has certain rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Expedia Holdings are satisfied. The Governance Agreement also provides that if Expedia Group issues or proposes to issue shares of Expedia Group common stock or Expedia Group Class B common stock, Liberty Expedia Holdings has preemptive rights that generally entitle it to purchase a number of shares, subject to a cap, so that Liberty Expedia Holdings will maintain the same ownership interest in Expedia Group that Liberty Expedia Holdings held immediately prior to such issuance or proposed issuance. Liberty Expedia Holdings did not exercise any such preemptive rights in 2017.
Relationships Involving Messrs. Okerstrom and Khosrowshahi
As discussed in the section above titled “Compensation Discussion and Analysis-Other Compensation,” Expedia Group’s Chief Executive Officer is encouraged to travel on Company aircraft for both business and personal use. Messrs. Okerstrom and Khosrowshahi reimbursed Expedia Group approximately $23,000 and $405,000, respectively, for personal use of Company aircraft in 2017.

OTHER MATTERS

Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2017, relating to Expedia Group’s equity compensation plans pursuant to which grants of stock options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(B)		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(C)
Equity compensation plans approved by security holders(2)	15,529,251	95.139	(3)	14,134,727	(4)
Equity compensation plans not approved by security holders(5)	766	—	(6)	98,953

Total	15,530,017			14,233,680

(1)
Information excludes: (i) 124,428 securities with a weighted-average exercise price of $107.0062 to be issued upon the exercise of outstanding stock options, and (ii) 239,487 securities issuable in connection with restricted stock units for which there is no related exercise price, both of which were granted pursuant to plans assumed by the Company in connection with the acquisitions of Orbitz Worldwide, Inc. and HomeAway, Inc.

(2)	Information relating to the Amended 2005 Plan, and the Expedia Group, Inc. Employee Stock Purchase Plans (“ESPP”).

(3)
Excludes the following equity-based awards outstanding as of December 31, 2017: (i) 1,701,755 securities issuable in connection with RSUs for which there is no related exercise price, and (ii) grants of 39,103 SARs with a weighted-average exercise price of $91.7299.

(4)	Information includes 13,180,786 securities remaining available for issuance under the Amended 2005 Plan, and 953,941 securities remaining available for issuance under the ESPP.

(5)	The Expedia Group, Inc. Non-Employee Directors Deferred Compensation Plan (the “Director Deferred Plan”).

(6)	Excludes outstanding share units for which there is no related exercise price.
Annual Reports
Expedia Group’s Annual Report to Stockholders for 2017, which includes Expedia Group’s Annual Report on Form 10-K for the year ended December 31, 2017 (not including exhibits), as amended, is available at www.Proxyvote.com. Upon written request to Expedia Group, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, Expedia Group will provide, without charge, an additional copy of Expedia Group’s 2017 Annual Report on Form 10-K. Expedia Group will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the Annual Report on Form 10-K (including exhibits), as amended, by accessing Expedia Group’s corporate website at www.expediagroup.com or the SEC’s website at www.sec.gov.
Householding
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one Notice or set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of materials stockholders receive and reduces printing and mailing costs. Only one copy of the Notice or one set of our printed proxy materials, as applicable, will be sent to stockholders eligible for householding unless contrary instructions have been provided.
Once you have received notice that your broker or the Company will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Expedia Group, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, or by calling (425) 679-7200.

If, at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate Notice and/or set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one Notice and/or set of our printed proxy materials, please notify your broker if you hold your shares in street name or the Company if you are a stockholder of record. You can notify us by sending a written request to Expedia Group, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary.
Proposals by Stockholders at 2019 Annual Meeting
Any proposals of shareholders which are intended to be presented at our 2019 annual meeting of shareholders must be received by our Secretary at its principal executive offices at 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, on or before January 2, 2019 to be eligible for inclusion in our 2019 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2019 annual meeting of shareholders without inclusion of that proposal in our 2019 proxy materials and written notice of the proposal is not received by our Secretary at our executive offices on or before March 14, 2019 or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2019 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.
Bellevue, Washington
April 30, 2018

EXPEDIA GROUP, INC.
333 108TH AVENUE NE
BELLEVUE, WA 98004

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Annual Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 19, 2018. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Annual Meeting - Go to **EXPE.onlineshareholdermeeting.com**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 19, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E47991-P09536-Z72503

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXPEDIA GROUP, INC.

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1. Election of Directors

Nominees:

	For	Withhold
1a. Susan C. Athey*	☐	☐
1b. A. George "Skip" Battle*	☐	☐
1c. Courtnee A. Chun	☐	☐
1d. Chelsea Clinton	☐	☐
1e. Pamela L. Coe	☐	☐
1f. Barry Diller	☐	☐
1g. Jonathan L. Dolgen	☐	☐
1h. Craig A. Jacobson*	☐	☐
1i. Victor A. Kaufman	☐	☐
1j. Peter M. Kern*	☐	☐
1k. Dara Khosrowshahi	☐	☐
1l. Mark D. Okerstrom	☐	☐
1m. Scott Rudin	☐	☐
1n. Christopher W. Shean	☐	☐
1o. Alexander von Furstenberg	☐	☐

*To be voted upon by the holders of Expedia Group, Inc.'s Common Stock voting as a separate class. All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from the Board of Directors).

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E47992-P09536-Z72503

Proxy — Expedia Group, Inc.

Notice of 2018 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting – June 20, 2018

The undersigned stockholder of Expedia Group, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2018, and hereby appoints each of Mark D. Okerstrom and Robert J. Dzielak proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia Group, Inc. to be held on Wednesday, June 20, 2018, at 8:00 a.m. Pacific Time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock and/or Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Items to be voted appear on reverse side.)